Exhibit (b)(3)

HIGHLY CONFIDENTIAL	EXECUTION COPY

CITIGROUP GLOBAL MARKETS INC. 390 GREENWICH ST. NY, NY 10013	BANC OF AMERICA SECURITIES LLC 9 WEST 57TH ST. NY, NY 10019	DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, NY BRANCH 60 WALL ST. NY, NY 10005	J.P. MORGAN SECURITIES INC. JPMORGAN CHASE BANK, N.A. 270 PARK AVE. NY, NY 10017

November 22, 2005

Koch Forest Products Holdings LLC

Koch Forest Products Inc.

4111 East 37th Street

North Wichita, Kansas 67220

Attention: Steven Feilmeier, Vice President

PROJECT ARGONAUT

$6,356,000,000 SENIOR SECURED TENDER FACILITY

$11,000,000,000 SENIOR SECURED CREDIT FACILITIES

SECOND AMENDED AND RESTATED COMMITMENT LETTER

Ladies and Gentlemen:

Koch Forest Products Holdings LLC (“Holdco”), a Delaware limited liability company and a wholly owned indirect subsidiary of Koch Industries, Inc. (“Koch”), and Koch Forest Products Inc., a Georgia corporation and a wholly owned direct subsidiary of Holdco (the “Acquisition Subsidiary” and, together with Holdco, “you”), have advised the Initial Lenders (as defined below) that you desire to establish the senior secured credit facilities described herein (the “Facilities”), the proceeds of which would be used (a) to finance the purchase of the shares of Georgia-Pacific Corporation (the “Target”) by you pursuant to a cash tender offer and the consummation of the other Transactions, as defined and described in Exhibit A hereto (the “Transaction Description”), and (b) thereafter, for ongoing general corporate purposes. Capitalized terms used in this letter, but not defined herein, shall have the meanings given to them in the Exhibits attached hereto.

Subject to the terms and conditions described in this letter agreement and the attached Exhibits A, B, C, D and E (collectively, and together with the Fee Letter referred to below, this “Commitment Letter”), (a) Citigroup Global Markets Inc. (“CGMI”), on behalf of Citigroup (as defined below), is pleased to inform you of Citigroup’s several, but not joint, commitment to provide 45% of each Facility, (b) Banc of America Securities LLC (“BAS”), on behalf of Bank of America (as defined below), is pleased to inform you of Bank of America’s several, but not joint, commitment to provide 18 1/3% of each Facility, (c) Deutsche Bank AG, New York Branch (“DBNY”), is pleased to inform you of its several, but not joint, commitment to provide 18 1/3% of each Facility and (d) J.P. Morgan Securities Inc. (“JPMSI”), on behalf of JPMorgan (as defined below) is pleased to inform you of JPMorgan’s several, but not joint, commitment to provide 18 1/3% of each Facility; provided, however, that the Initial Lender’s commitments with respect to each Facility will be irrevocably reduced, on a pro rata basis, by the amount of the commitment of any prospective Lender (as defined below) to provide a portion of such Facility effective upon delivery of written evidence of such Lender’s commitment to Holdco.

For purposes of this Commitment Letter, (a) “Citigroup” shall mean CGMI, Citicorp North America, Inc., Citicorp USA, Inc., Citibank, N.A. and/or any of their affiliates as CGMI shall determine to be appropriate to provide the services contemplated herein, (b) “Bank of America” shall mean BAS, Bank of America, N.A., Banc of America Bridge LLC and/or any of their respective affiliates as BAS shall determine to be appropriate to provide the services contemplated herein, (c) “Deutsche Bank” shall mean DBNY, Deutsche Bank Securities Inc. (“DBSI”) and/or any of their respective affiliates as DBNY or DBSI shall determine to be appropriate to provide the services contemplated herein, (d) “JPMorgan” shall mean JPMSI and/or any of its affiliates as JPMSI shall determine to be appropriate to provide the services contemplated herein, (e) “Initial Lenders” shall mean, collectively, Citigroup, Bank of America, Deutsche Bank and JPMorgan and (f) “Arrangers” shall mean, (i) in the case of the Tender Facility, collectively, Citigroup, Bank of America, Deutsche Bank and JPMorgan, (ii) in the case of the Revolving Facility and the Term A Facility, collectively, Citigroup and Bank of America, (iii) in the case of the Term B Facility, collectively, Citigroup and Deutsche Bank and (iv) in the case of the Second Lien Facility, collectively, Citigroup and JPMorgan.

1. Conditions Precedent

Each Initial Lender’s commitment with respect to each Facility hereunder is subject to:

(a) the absence, since the date hereof, of any fact(s), change(s), event(s), development(s) or circumstance(s) that have occurred, arisen or come into existence or become known to Holdco, the Acquisition Subsidiary, the Target or such Initial Lender, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement);

(b) the preparation, execution and delivery of reasonably satisfactory definitive documentation with respect to the Facilities incorporating substantially the terms and conditions outlined in this Commitment Letter (the “Operative Documents”);

(c) the absence, both before and after giving effect to the Transactions, of any Default or Event of Default under the terms of the Operative Documents;

(d) such Initial Lender’s reasonable satisfaction with (i) the terms and conditions of the Tender Offer, the Merger and each of the other Transactions and (ii) all material agreements or other material documents entered into by Holdco or any of its affiliates in connection with the Transactions (collectively, the “Transaction Documents”), in each case, except for (A) the terms and conditions of the Transactions set forth in the Transaction Description and (B) any Transaction Document reviewed and approved by such Initial Lender prior to the date hereof and, in the case of clauses (A) and (B), without any waiver, amendment or modification thereof, except with the prior written consent, not to be unreasonably withheld, of

2

such Initial Lender and except for waivers, amendments or modifications that do not materially and adversely affect the interests of the Agents or the Lenders under any Facility;

(e) the accuracy, in all material respects, of all representations that Holdco and its affiliates make (or are deemed to make) to such Initial Lender;

(f) the payment in full of all fees, expenses and other amounts payable in connection with this Commitment Letter;

(g) the execution, delivery and compliance with the terms of (i) this Commitment Letter in all material respects and the Fee Letter and (ii) the Second Amended and Restated Engagement Letter, dated the date hereof, among Holdco, the Acquisition Subsidiary, Citigroup and JPMSI (the “Engagement Letter”) in all material respects;

(h) (i) the satisfaction of other conditions precedent to the initial funding of such Facility contained in Exhibit E and (ii) (A) in the case of the Tender Facility, Exhibit B (the date of the initial funding of such Facility, the “Tender Funding Date”), (B) in the case of the First Lien Facilities, Exhibit C and (C) in the case of the Second Lien Facility, Exhibit D (the date of the initial funding of the First Lien Facilities and the Second Lien Facility, the “Merger Funding Date” and each of the Tender Funding Date and the Merger Funding Date, a “Funding Date”).

2. Commitment Termination

Each Initial Lender’s commitment set forth in this Commitment Letter with respect to each Facility will terminate on the earliest of the following:

(a) in the case of the Tender Facility, March 31, 2006 or, if one or more extensions of the expiration date are requested by the Target pursuant to Section 1.1(b)(ii) or 1.1(b)(iii) of the Merger Agreement, such later expiration date that is no later than September 14, 2006 (the “Commitment Outside Date”);

(b) in the case of the Merger Facilities, the Commitment Outside Date or, if the Tender Funding Date has occurred on or prior to such date, the Tender Facility Maturity Date;

(c) the date the Operative Documents with respect to such Facility become effective; and

(d) the termination of the Merger Agreement.

For the avoidance of doubt, subject to the terms and conditions of this Commitment Letter (including the foregoing termination events), in the event the Merger Agreement shall be amended to remove the requirement for the Tender Offer so that the Merger may be accomplished solely pursuant to a shareholder proxy solicitation and a long-form merger, the parties hereto shall amend the Transaction Description to reflect such revised structure of the Merger.

3

3. Syndication

The Arrangers reserve the right, before or after the execution of the Operative Documents, to syndicate all or a portion of their commitments to one or more other financial institutions, in consultation with you, that will become parties to the Operative Documents pursuant to syndications to be managed by Citigroup, in consultation with the other Arrangers (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the “Lenders”). You understand that the Arrangers intend to commence syndication efforts promptly after the commencement of the Tender Offer.

Citigroup, in consultation with the other Arrangers, will manage all aspects of the syndications in consultation with you, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders (after consultation with you), the allocation of commitments among the Lenders and the compensation to be provided to the Lenders.

You shall take all action that the Arrangers may reasonably request to assist them in forming syndicates acceptable to the Arrangers. Your assistance in forming such syndicates shall include, but not be limited to: (i) making your and your affiliates’ senior management, representatives and advisors available, and using your commercially reasonable efforts to cause the senior management, representatives and advisors of the Target and its subsidiaries (collectively, the “Acquired Business”) to be available, to participate in informational meetings with potential Lenders at such times and places as the Arrangers may reasonably request; (ii) using your (and using your commercially reasonable efforts to cause your affiliates and the Acquired Business to use their) commercially reasonable efforts to ensure that the syndication efforts benefit from your (and their) existing lending relationships and the existing lending relationships of the Acquired Business; (iii) assisting (including using your commercially reasonable efforts to cause your affiliates and advisors and the affiliates and advisors of Holdco, the Acquisition Subsidiary and the Acquired Business to assist) in the preparation of confidential information memoranda for the Facilities and the Transactions and other marketing materials to be used in connection with the syndications; (iv) assisting in the preparation of rating agency presentations; and (v) promptly providing, or causing to be provided, to the Arrangers all information reasonably deemed necessary by them to successfully complete the syndications.

You agree that, prior to the earlier of (a) the Successful Syndication (as defined in the Fee Letter) and (b) the later of (i) 90 days after the latest to occur of the delivery of the Confidential Information Memoranda to the Arrangers and receipt of ratings for each of the Merger Facilities from Standard & Poor’s Ratings Services (“S&P”) and by Moody’s Investors Service, Inc. (“Moody’s”) and (ii) 120 days after the Merger Funding Date, there will be no offering of debt securities or commercial bank or other credit facilities of Holdco, the Acquired Business or any of their subsidiaries or, without the consent of the Arrangers (not to be unreasonably withheld prior to the Merger Funding Date), of Koch’s greater than 50% owned affiliates engaged in any industry in which the Acquired Business operates (other than the Facilities, the Second Lien Notes, the Securitization Facility, the Indebtedness listed on Annex I to Exhibit A and the incurrence of the credit facilities by non-U.S. subsidiaries of the Target that are contemplated to be refinanced with the proceeds of the Foreign Term A Tranche), and you will use commercially reasonable efforts, and to cause Koch’s greater than 50% owned affiliates, to coordinate, until the Successful Syndication, any syndication or offering of any debt securities or facilities by them or any of their subsidiaries or Koch’s greater than 50% owned affiliates (other than debt financing transactions in an amount not exceeding $50,000,000), to ensure such syndication or offering

4

does not interfere with the orderly syndication of the Facilities. You represent and warrant to us that you and Koch’s greater than 50% owned affiliates are not under any obligation to any third party that would require the consent of any party to the syndication of the Facilities.

You agree that (a) (i) Citigroup will act as the sole arranger and book-running manager for the Tender Facility, (ii) Citigroup and Bank of America will act as the exclusive joint book-running managers and the exclusive joint lead arrangers for the Revolving Facility and the Term A Facility (with Citigroup on the “left” of Bank of America at all times, including in all marketing materials), (iii) Citigroup and Deutsche Bank will act as the exclusive joint book-running managers and the exclusive joint lead arrangers for the Term B Facility (with Citigroup on the “left” of Deutsche Bank at all times, including in all marketing materials) and (iv) Citigroup and JPMorgan will act as the exclusive joint book-running managers and the exclusive joint lead arrangers for the Second Lien Facility (with Citigroup on the “left” of JPMorgan at all times, including in all marketing materials), (b) Citigroup will act as the administrative agent and the collateral agent for each of the Facilities and (c) (i) Bank of America will act the syndication agent for the Revolving Facility and the Term A Facility, (ii) Deutsche Bank will act as the syndication agent for the Term B Facility, (iii) JPMorgan will act as the syndication agent for the Second Lien Facility and (iv) two co-documentation agents will be appointed for each of the Merger Facilities by Citigroup and you, in consultation with the other Arrangers. You agree that, without the Arrangers’ consent (not to be unreasonably withheld), no additional agents, co-agents or arrangers will be appointed, or other titles conferred. You further agree that you will not pay, directly or indirectly, compensation of any kind to any additional arranger or any other Lender (or its affiliates) in connection with the Facilities, except as expressly provided in the Fee Letter or in Exhibit B, C or D.

You agree that, if requested by Citigroup in its sole discretion, in consultation with the other Arrangers, at any time and from time to time after the OM Delivery Date (as defined in the Engagement Letter) and prior to the earlier of (a) the Successful Syndication and (b) the first anniversary of the later of (i) the OM Delivery Date and (ii) the Merger Funding Date, you shall cause the Borrower under the Second Lien Facility to issue and sell one or more series of the Second Lien Notes in a private placement for resale pursuant to Rule 144A or Regulation S in an aggregate principal amount sufficient to generate gross proceeds to replace (in whole or in part as determined by Citigroup in its sole discretion, in consultation with the other Arrangers) the commitments or loans (through refinancing, exchange or otherwise) in respect of the Second Lien Facility.

You shall deliver, as soon as practicable and not later than 30 days (or 40 days if the end of the calendar year occurs during such period) after the Tender Funding Date or, if the Tender Facility is not funded, the Merger Funding Date (the “Initial Funding Date”), and update for each subsequent fiscal quarter as available until the Successful Syndication, (a) the complete printed Confidential Information Memorandum (collectively, the “Confidential Information Memoranda”) relating to each of the Facilities suitable for use in a customary syndication of bank financing, with all financial statements (audited and unaudited as available), information and projections relating to the Parent, the Acquired Business and their respective subsidiaries (after giving effect to the Transactions) as deemed necessary or desirable to be included therein by the Arrangers in their reasonable judgment and (b) confirmation that the Facilities shall have been rated by S&P and Moody’s.

5

4. Fees

In addition to the fees described in Exhibits B, C and D, you will pay the nonrefundable fees set forth in the Second Amended and Restated Fee Letter, dated the date hereof (the “Fee Letter”), among the Arrangers and you. The terms of the Fee Letter are an integral part of the Initial Lender’s commitments hereunder and constitute part of this Commitment Letter for all purposes hereof.

5. Indemnification

You agree to indemnify and hold harmless each Initial Lender, each Arranger, each other Lender and each of their respective affiliates and agents, and each of their respective officers, directors, employees, partners, advisors and representatives (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case, arising out of or in connection with or relating to this Commitment Letter, the Transaction Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Holdco, the Acquisition Subsidiary, any affiliate of Holdco, the Acquisition Subsidiary, the Acquired Business, any of their respective directors, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Holdco, the Acquisition Subsidiary, any affiliate of Holdco, the Acquisition Subsidiary, the Acquired Business or any of their respective directors, security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Person, Koch or any of its affiliates be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). No Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.

6. Costs and Expenses

You shall pay or reimburse each Initial Lender, each Arranger and each of their respective affiliates on demand for all reasonable costs and expenses incurred by such Initial Lender or such affiliate (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Operative Documents and any security arrangements in connection therewith (including, without limitation, the reasonable fees and disbursements of Weil, Gotshal & Manges LLP and one

6

counsel per jurisdiction and/or specialty for the Arrangers), regardless of whether any of the transactions contemplated hereby is consummated. You further agree to pay all reasonable costs and expenses of each Initial Lender and each Arranger (including, without limitation, reasonable fees and disbursements of counsel, including local counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

7. Confidentiality

By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person other than the affiliates, officers, directors, employees, accountants, attorneys and other advisors of Holdco and the Acquisition Subsidiary, and then only on a confidential and “need to know” basis in connection with the Transactions. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to the Arrangers as provided below, (i) you may disclose this Commitment Letter (other than the Fee Letter) to the Target and its officers, directors, employees, accountants, attorneys and other advisors on a confidential and “need to know” basis in connection with the Transactions, (ii) you may file a copy of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosures of the terms and conditions hereof as you are required by law, in the opinion of your counsel, to make. Notwithstanding anything to the contrary in this Commitment Letter, your obligations under this paragraph shall terminate on the first anniversary of the date of this Commitment Letter.

8. Representations and Warranties

You represent and warrant that (i) all information (other than financial projections) concerning the Parent and its subsidiaries or, to the best of your knowledge, the Acquired Business that has been or will hereafter be made available to any Initial Lender, any Arranger, any other Lender or any potential Lender by or on behalf of you or any of your affiliates or representatives in connection with the Transactions is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of you or any of your affiliates or representatives or, to the best of your knowledge, the Acquired Business and made available to any Initial Lender, any Arranger, any other Lender or any potential Lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to the Initial Lenders and the Arrangers. If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the information and the financial projections so that such representations and warranties will be correct under those circumstances.

In issuing this Commitment Letter and in arranging the Facilities, including the syndications of the Facilities, the Initial Lenders and the Arrangers will be entitled to use, and to rely on the accuracy of, the information furnished to them by or on behalf of you, the Acquired Business or any of your or its respective affiliates or representatives without responsibility for independent verification thereof.

7

9. No Third Party Reliance; Sharing Information

The agreements of the Initial Lenders and the Arrangers hereunder and of any other Lender that issues a commitment to provide financing under the Facilities are made solely for your benefit and may not be relied upon or enforced by any other person. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

You acknowledge that (a) no Initial Lender or Arranger has provided structuring advice, including with respect to tax, to you or your affiliates in connection with the matters contemplated hereby and (b) any Initial Lender or Arranger may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with your or your affiliates’ interests. Consistent with such Initial Lender’s and Arranger’s policy to hold in confidence the affairs of its clients, no Initial Lender or Arranger nor any of their affiliates will furnish confidential information obtained from you and your affiliates to any of such Initial Lender’s or Arranger’s other clients. Furthermore, no Initial Lender or Arranger will use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by such Initial Lender or Arranger from any other person.

10. Assignments

Holdco and the Acquisition Subsidiary may not assign or delegate any of its rights or obligations hereunder without the prior written consent of each Arranger, and any attempted assignment without such consent shall be void.

11. Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified, except by an instrument in writing signed by each party hereto.

12. Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter (including the Fee Letter) sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto, including, without limitation, the Commitment Letter and the Fee Letter, each dated November 2, 2005, among Citigroup, Holdco and the Acquisition Subsidiary and the Amended and Restated Commitment Letter and the Amended and Restated Fee Letter, each dated November 13, 2005, among Citigroup, Holdco and the Acquisition Subsidiary. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original, executed counterpart of this Commitment Letter. Sections 3 (if Operative Documents are entered into), 4 through 8, 12 and 13 hereof shall survive the termination of this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through IntraLinks™, the internet or similar electronic transmission systems.

8

13. Waiver of Jury Trial, Etc.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement hereof.

With respect to all matters relating to this Commitment Letter and the Fee Letter, you hereby irrevocably (i) submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agree that all claims related hereto may be heard and determined in such courts, (iii) waive, to the fullest extent you may effectively do so, the defense of an inconvenient forum, (iv) agree that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (v) waive any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which you or your properties or assets may be entitled and (vi) consent to the service of any and all process with respect to all matters relating to this Commitment Letter and the Fee Letter in any manner permitted by law.

14. Patriot Act

The Arrangers hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Lender is required to obtain, verify and record information that identifies the Borrower (as defined in Exhibit B, C or D), which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender.

[Signature Page Follows]

9

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter, the Fee Letter and the Engagement Letter and returning them to (i) Arnold Wong, Director, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (facsimile: (212) 723-8590), (ii) Terry S. Katon, Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019 (facsimile: (704) 387-3624), (iii) John Eydenberg, Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005 (facsimile: (212) 797-4872) and (iv) Pierre Maman, J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017 (facsimile: (212) 270-1063) at or before 9:00 p.m. (New York City time) on the date first written above, the time at which the commitments of the Initial Lenders set forth above (if not so accepted prior thereto) will terminate. If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED COMMITMENT LETTER]

BANC OF AMERICA SECURITIES LLC

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED COMMITMENT LETTER]

DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED COMMITMENT LETTER]

J. P. MORGAN SECURITIES INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED COMMITMENT LETTER]

Accepted and agreed to as of

the date first written above:

KOCH FOREST PRODUCTS HOLDINGS LLC

By:
Name:
Title:

KOCH FOREST PRODUCTS INC.

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED COMMITMENT LETTER]

EXHIBIT A

PROJECT ARGONAUT

$6,356,000,000 SENIOR SECURED TENDER FACILITY

$11,000,000,000 SENIOR SECURED CREDIT FACILITIES

TRANSACTION DESCRIPTION

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter to which this Transaction Description is attached. The following transactions are referred to herein collectively as the “Transactions.”

1.	Koch Renewable Resources Inc. or certain of its affiliates (collectively, the “Investors”) will make, directly or indirectly, as applicable, cash equity contributions to a holding company (the “Parent”) from time to time, in exchange for 100% of the common equity of the Parent, in an aggregate amount of not less than $6,500,000,000 plus the Supplemental Equity on or prior to the Tender Funding Date.

2.	The Parent will form Holdco, a wholly-owned subsidiary of the Parent, and the Parent will contribute to Holdco the entire amount of the cash equity contributions received from the Investors.

3.	Holdco will form the Acquisition Subsidiary, and Holdco will contribute to the Acquisition Subsidiary the entire amount of the cash equity contributions received from the Investors.

4.	Pursuant to the terms of the Merger Agreement (as defined below), the Acquisition Subsidiary will make a cash tender offer for all of the shares of the Target’s publicly traded common stock (the “Shares”), which offer shall be conditioned upon not less than a majority (calculated on a fully diluted basis) of such Shares and not less than a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote in the election of directors, or (if a greater majority) upon the adoption of the Merger Agreement, being tendered (the “Tender Offer”).

5.	Concurrently with the Tender Offer, the Target or Holdco (or their respective affiliates) will also make an offer to purchase all of the outstanding debt securities of each of the Target and its subsidiaries listed on Annex II hereto (the “Tendered Notes”), and solicit in connection with any such debt tender offer, consents sufficient to amend each of the indentures governing such Tendered Notes, or, if permitted pursuant to the terms thereof, agree to redeem or call all or a portion of any of such outstanding debt securities (the “Debt Tender”).

6.	The Acquisition Subsidiary will obtain a new senior secured term loan facility in an aggregate principal amount equal to $6,356,000,000 (the “Tender Facility”) pursuant to Exhibit B and purchase up to 100% of the Shares (calculated on a fully diluted basis).

7.	The Acquisition Subsidiary will merge with and into the Target, with the Target being the surviving corporation, pursuant to an agreement and plan of merger, dated November 13,

2005, approved by the directors of each of Koch, the Acquisition Subsidiary and the Target (the “Merger Agreement”), pursuant to which Shares not tendered in the Tender Offer will be converted into the right to receive the purchase price, in cash, and on terms and conditions otherwise set forth in the Merger Agreement (collectively, the “Merger”).

8.	After giving effect to the Transactions, the Investors will hold 100% of the outstanding capital stock of the Parent, the Parent will hold 100% of the outstanding capital stock of Holdco, and Holdco will hold 100% of the outstanding capital stock of the Target.

9.	Substantially concurrently with the Merger, the Target or Holdco (or their respective affiliates) will purchase and cancel (or cause to be cancelled) the Tendered Notes tendered in the Debt Tender and amend each of the indentures governing such securities if sufficient consents are obtained therefor. To the extent permitted under the applicable indentures, at the request of Citigroup in its sole discretion, in consultation with the other Arrangers, Holdco shall cause the Target (or its applicable subsidiary) to call for the redemption of all or a portion of the remaining Tendered Notes of each of the Target and its subsidiaries and to satisfy and discharge any of the indentures governing such Tendered Notes. Holdco agrees that it shall not cause the Target (or its applicable subsidiary) to call for redemption any of the remaining Tendered Notes unless Citigroup so requests. In the event requisite consents are not obtained in connection with any series of Tendered Notes, and such Tendered Notes are not permitted to be redeemed or discharged under the applicable indenture, such Tendered Notes shall remain outstanding.

10.	Prior to or concurrently with the Merger, Koch will contribute to Holdco 100% of the outstanding capital stock or other equity interests of Koch Cellulose LLC (“KoCell”).

11.	The Target will obtain new senior secured credit facilities in an aggregate principal amount equal to $8,500,000,000 (the “First Lien Facilities”), allocated among (i) a term loan A facility in an aggregate principal amount of $2,000,000,000, (ii) a term loan B facility in an aggregate principal amount of $5,000,000,000 and (iii) a revolving credit facility in an aggregate principal amount of $1,500,000,000, pursuant to Exhibit C.

12.	The Target will (a) obtain a new senior secured term loan facility in an aggregate principal amount equal to $2,500,000,000 (the “Second Lien Facility” and, together with the First Lien Facilities, the “Merger Facilities” and, together with the Tender Facility and the First Lien Facilities, the “Facilities”) pursuant to Exhibit D.

13.	The Target, if requested by Citigroup in its sole discretion, in consultation with the other Arrangers, in accordance with the terms of this Commitment Letter and the Engagement Letter, will issue second lien floating rate notes in a private placement for resale pursuant to Rule 144A or Regulation S, with the same terms as the Second Lien Facility specified in Exhibit D with solely those modifications as may be required for the issuance of the second lien floating rate notes as debt securities (the “Second Lien Notes”), to replace or refinance all or any portion of the Second Lien Facility.

14.	The Target will amend and restate (or extend) its existing receivables securitization facility or obtain a new receivables securitization facility, in an aggregate stated principal amount of not less than $750,000,000 (the “Securitization Facility”), and the scheduled termination date of such facility will be no earlier than nine months after the Merger Funding Date.

15.	Within five business days after the Merger Funding Date, if the aggregate cash equity contributions received, directly or indirectly, from the Investors by the Acquisition Subsidiary prior to such date exceeds $6,500,000,000 plus the Supplemental Equity, the Investors will be paid a special dividend in an amount equal to such excess (the “Special Dividend”).

16.	As of the Merger Funding Date, Koch will enter into an equity contribution agreement with the Target (the “IRB Equity Contribution Agreement”) requiring additional cash equity contributions (collectively, the “IRB Equity”) from time to time for the first four fiscal quarters completed after the Merger Funding Date equal to the amount by which the Paid Specified IRB Obligations as of any date exceeds the sum of (a) the lesser of (i) the Supplemental Equity and (ii) the portion of the cumulative realized Tax Savings that have not been distributed (whether in the form of dividends, debt, equity or otherwise) from and after the Merger Funding Date until such date plus (b) the aggregate amount of all such contributions made under this Paragraph 16 prior to such date plus (c) the aggregate amount of the Replacement IRB Debt; provided, however, that the amount of all such contributions will not exceed in the aggregate $440,000,000.

17.	Costs, fees and expenses incurred in connection with the foregoing transactions will be paid in an amount not to exceed an amount to be agreed (the “Transaction Costs”).

Annex I

to EXHIBIT A

SYNDICATION EXCEPTIONS

REFINANCING

•	Flint Hills Resources: Refinancing of $600 MM Revolving Credit Agreement (expandable to $800 MM)

•	INVISTA Far Eastern Petrochemicals Ltd.: Term Facility (approximately $105 MM)

REPRICING AMENDMENTS

•	INVISTA B.V. (various subsidiaries): Senior Credit Facility (approximately $1,275 MM)

NEW FINANCING

•	INVISTA Far Eastern Petrochemicals Ltd.: Term facility (approximately $45 MM)

•	INVISTA B.V. (various European subs): A/R Securitization (approximately €150 MM)

•	LDZ Spandex Company Limited: Proposed term facility (approximately $30 MM)

A-I-1

Annex II

to EXHIBIT A

TENDERED OR REDEEMED NOTES

Remaining amount outstanding of the following issues:

Issue	Estimated Outstanding*
Target 7.500% Sr. Notes due 2006	$500,000,000

Target 7.375% Sr. Notes due 2008	$350,000,000
(Fort James Corporation, Fort James Operating Company Guarantee)

Target 8.875% Sr. Notes due 2010	$700,000,000
(Fort James Corporation, Fort James Operating Company Guarantee)

Target 9.375% Sr. Notes due 2013	$800,000,000
(Fort James Corporation, Fort James Operating Company Guarantee)

Target 8.000% Sr. Notes due 2014	$150,000,000
(Fort James Corporation, Fort James Operating Company Guarantee)

Fort James Corporation 6.875% Notes due 2007	$300,000,000
(Target, Fort James Operating Company Guarantee)

Fort James Corporation 9.25% Notes due 2021	$31,000,000
(Fort James Operating Company Guarantee)

Fort James Corporation 7.75% Notes due 2023	$88,000,000
(Fort James Operating Company Guarantee)

*	Note: as of July 2, 2005

A-II-1

EXHIBIT B

PROJECT ARGONAUT

$6,356,000,000 SENIOR SECURED TENDER FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the Transaction Description and the other Exhibits to the Commitment Letter).

Borrower:	Koch Forest Products Inc. (the “Borrower”).

Administrative Agent:	Citigroup (in such capacity, the “Administrative Agent”).

Collateral Agent:	Citigroup (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”).

Book-Running Manager and Lead Arranger:	Citigroup (in such capacity, the “Arranger”).

Lenders:	A syndicate of financial institutions arranged by the Arranger (the “Lenders”).

Facility:	A non-amortizing Senior Secured Term Loan Facility (the “Tender Facility”) in an aggregate principal amount of up to the least of (a) $6,356,000,000, (b) 50% of the aggregate purchase price of the Shares accepted for payment in the Tender Offer and (c) the aggregate cash equity contributions received by the Borrower from Holdco.

Purpose and Availability:	From and after the receipt by the Borrower of not less than $6,500,000,000 plus the Supplemental Equity in aggregate cash equity contributions from Holdco, the Tender Facility will be made available to the Borrower in multiple drawings from time to time on each date on which the Borrower purchases all or a portion of the Shares pursuant to the Tender Offer. Proceeds of the Tender Facility must be used solely (i) to finance the Tender Offer and (ii) to pay related transaction costs, fees and expenses. Amounts borrowed under the Tender Facility that are repaid or prepaid may not be reborrowed.

Maturity:	The Tender Facility will mature on the earlier of (a) the Merger Funding Date and (b) the date that is 180 days after the Tender Funding Date (the “Tender Facility Maturity Date”).

Interest Rates and Fees:	As set forth on Annex I hereto and in the Fee Letter.

Guarantor:	The Parent and Holdco shall unconditionally guarantee all obligations of the Borrower under the Tender Facility.

Collateral:

The Tender Facility will be secured by a first priority perfected lien on, and pledge of, all assets of the Parent, Holdco and the Borrower, including all of the capital stock of Holdco and the Borrower and the Shares purchased by the Borrower from time to time; provided that, except in the case of the Shares, the pledge individually or in the aggregate of any capital stock of a direct or indirect subsidiary of the Borrower that is a foreign Regarded Entity (as defined in Exhibit C), or of a direct or indirect subsidiary of the Borrower that is a Disregarded Entity (as defined in Exhibit C) that owns (directly or indirectly through one or more Disregarded Entities) 65% or more of the capital stock of a foreign Regarded Entity, shall be limited to 65% of the capital stock of such entity. None of the foregoing (the “Collateral”) shall be subject to any other liens or security interests.

Such liens and security interests shall have become perfected (and arrangements for the pledge of additional Shares reasonably satisfactory to the Administrative Agent shall have been made) and the Administrative Agent shall have received satisfactory evidence as to the enforceability and priority thereof, in each case, on the Tender Funding Date. The Borrower shall have authorized the Administrative Agent to file UCC-1 financing statements after the commencement of the Tender Offer and prior to the Tender Funding Date.

Optional Prepayments and Reductions in Commitments:	Optional prepayments of borrowings under the Tender Facility, and optional reductions of the unutilized portion of the Tender Facility commitments, will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Restricted Group:	Representations and Warranties and Covenants, subject to materiality qualifiers, baskets and other customary exceptions to be agreed, will be applicable to the Parent, Holdco and the Borrower (the “Restricted Group Members”).

Representations and Warranties:	1. Corporate structure, corporate status and authority of each Restricted Group Member.

2.      Execution, delivery, validity and performance of Operative Documents, the Merger Agreement and the other Transaction Documents by each Restricted Group Member; performance thereof does not violate organizational documents, applicable law (except for, in the case of the Transactions consummated pursuant to the Merger Agreement on the Tender Funding Date, government and regulatory approvals not required to be obtained as a condition to the consummation of such Transactions under the Merger Agreement) or other material agreements.

3.      Governmental approvals and compliance; no government or regulatory approvals required, other than approvals in effect (except for, in the case of the Transactions consummated pursuant to the Merger Agreement on the Tender Funding Date, approvals not required to be obtained as a condition to the consummation of such Transactions under the Merger Agreement).

4. Accuracy in all material respects of financial statements and other information and all representations and warranties in the Transaction Documents applicable to any Restricted Group Member.

5. Material compliance with laws and regulations, including ERISA, tax, pension, margin regulations and all applicable environmental laws and regulations.

6. Legality, validity, binding effect and enforceability of the Operative Documents and all Transaction Documents, in each case, as to each Restricted Group Member.

7. No conflicts with organizational documents, applicable law or other agreements, in each case, as to each Restricted Group Member.

8. Inapplicability to any Restricted Group Member of the Investment Company Act and Public Utility Holding Company Act.

9. Solvency of the Borrower after giving effect to the Transactions.

10. Validity, priority and perfection of security interests in Collateral.

11. Anti-terrorism and related laws and regulations.

12.    No litigation by any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational (a “Governmental Entity”) (i) seeking to prohibit or impose material limitations on the ownership or operation by any Restricted Group Member, the Target or the Target’s Subsidiaries of all or a material portion of their businesses or assets, taken as a whole, or to compel any Restricted Group Member, the Target or their respective Subsidiaries and affiliates to dispose of, license or hold separate any material portion of the business or assets or the Restricted Group members, the Target and their respective subsidiaries, in each case, taken as a whole, (ii) seeking to restrain or prohibit the making or consummation of the Tender Offer or the Merger, (iii) seeking to obtain from any Restricted Group Member or the Target, and reasonably likely to result in, damages in connection with the consummation of the Tender Offer or the Merger that would have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on Koch and its Subsidiaries, taken as a whole, (iv) seeking to impose material limitations on the ability of the Restricted Group Members, or render the Restricted Group Members unable, to accept for payment, pay for or purchase the Shares pursuant to the Tender Offer or the Merger or (v) seeking to impose material limitations on the ability of the Restricted Group Members effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased or owned by them on all matters properly presented to the Target’s shareholders shall be pending and there shall be no statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of any Governmental Entity to the Tender Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Tender Offer or the Merger of applicable waiting periods under HSR Act or EC Merger Regulation or the antitrust, merger control or competition laws of Canada or Turkey, that results in any of the consequences referred to in the foregoing clauses (i) through (v); and no material contingent obligations or Indebtedness other than as contemplated hereby.

Conditions Precedent to Initial Borrowing:	Those specified in the Commitment Letter and in the Summary of Additional Conditions Precedent as described in Exhibit E and those specified in Items 1 and 2 of “Conditions Precedent to Each Subsequent Borrowing.”

Conditions Precedent to Each Subsequent Borrowing (will not apply to roll-over of Interest Periods):	1. The absence of any continuing Default or Event of Default.

2. The accuracy, in all material respects, of all representations and warranties.

3.      The absence, since December 31, 2004, of any change, effect, event, occurrence or state of facts that has or would reasonably be expected to have or result in a material and adverse effect on the ability of the Administrative Agent, the Collateral Agent and the Lenders to enforce the Operative Documents.

4. Compliance with any documentation requirements under Regulation U, including Form U-1s.

5. The receipt by the Borrower of cash equity contributions from Holdco of not less than 50% of the aggregate purchase price of the Shares accepted for payment in the Tender Offer at any time.

Affirmative Covenants:	1. Preservation of corporate existence by each Restricted Group Member.

2. Material compliance with laws (including relevant securities laws).

3. Payment of material taxes unless being protested in appropriate proceedings and with appropriate reserves in accordance with GAAP.

4. Payment and/or performance of all material obligations, including all obligations under the Transaction Documents.

5.      Delivery of notices of default, material adverse change (as defined in item 3 under “Conditions Precedent to Each Subsequent Borrowing”) and litigation and other information reasonably requested by the Administrative Agent.

6. Visitation rights.

7. Maintenance of properties, insurance and books and records.

8. Perfection of additional Shares, if acquired.

9. Use of proceeds.

10. Commercially reasonable efforts to consummate the Merger as soon as practicable.

11. Further assurances.

Negative Covenants:	Prohibition on activities of the Restricted Group Members, other than the ownership of, in the case of Holdco, all of the capital stock of the Borrower and, in the case of the Parent, all of the capital stock of Holdco and, in each case, activities reasonably incidental to being a holding company and to the consummation of the Tender Offer and the Merger, including prohibitions on liens, indebtedness, preferred stock, Restricted Payments, mergers, consolidations, acquisitions and Asset Sales (other than the Merger) and transactions with affiliates, and any waiver, amendment or modification of any provision of the Transaction Documents (except with the prior written consent, not to be unreasonably withheld, of the Administrative Agent and except for waivers, amendments or modifications that do not materially and adversely affect the interests of the Agents or the Lenders under the Tender Facility).

Events of Default:	1. Failure to pay principal when due or, after a three business day grace period, interest or any other amount when due.

2. Representations or warranties materially incorrect when given.

3. Failure to comply with covenants (with, in the case of Affirmative Covenants, notice and cure periods).

4. Cross-default and cross-acceleration to debt aggregating in excess of $125,000,000.

5. Unsatisfied judgment or order in excess of $125,000,000 individually or in the aggregate.

6. Bankruptcy or insolvency of any Restricted Group Member.

7. ERISA events.

8. Change in Control (as defined in Annex II to Exhibit C).

9. Actual or asserted (by the Parent or any of its subsidiaries) invalidity of any Collateral or Operative Document.

Voting:	Amendments and waivers of the Operative Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Tender Facility, except that the consent of each affected Lender shall be required with respect to, among other things, (a) waiver of any condition precedent to the initial borrowing, (b) increases in commitments or imposition of additional obligations on the Lenders, (c) reductions of principal, interest or fees, (d) extensions of scheduled amortization or final maturity and (e) releases of all or any substantial part of the collateral.

Assignment and Participation:	The Lenders will have the right to assign loans and commitments under the Tender Facility to their affiliates and to other Lenders and their affiliates or to any Federal Reserve Bank without restriction or to other financial institutions, with the consent, not to be unreasonably withheld, of the Administrative Agent and the Borrower (except that no such consent of the Borrower need be obtained (i) in connection with the primary syndication or (ii) if any Event of Default then exists). Minimum aggregate assignment level for partial assignments (except to other Lenders or their affiliates) of $1,000,000 and increments of $1,000,000 in excess thereof (or, if less, the remaining portion of such loans or commitments). The parties to the assignment (other than the Borrower) shall pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Yield Protection, Taxes and Other Deductions:	The loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses and reserve and capital adequacy requirements.

All payments will be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office), subject to certain exceptions for non-compliance (including the failure to provide required forms) by the Lenders to be agreed; provided that any successor Lender will be entitled to such gross-up solely to the extent the assignor Lender was entitled thereto, absent any change of law after such assignment. The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes, and the Borrower will indemnify the Lenders and the Agents for such taxes paid by the Lenders or the Agents, subject to the foregoing exceptions.

Expenses:	Reimbursement of reasonable expenses by the Borrower.

Governing Law and Forum:	New York.

New York Counsel to the Agents:	Weil, Gotshal & Manges LLP.

Annex I

to EXHIBIT B

PROJECT ARGONAUT

$6,356,000,000 SENIOR SECURED TENDER FACILITY

INTEREST RATES AND FEES

Interest Rates:

The Borrower will be entitled to make borrowings based on ABR (as defined in Annex II to Exhibit C) plus the Applicable Margin or the Adjusted LIBO Rate (as defined in Annex II to Exhibit C) plus the Applicable Margin.

“Applicable Margin” means for (a) Eurocurrency Borrowings (as defined in Annex II to Exhibit C), 2.50% per annum and (b) ABR Borrowings (as defined in Annex II to Exhibit C), 1.50% per annum.

The Borrower may elect interest periods of one week or one month for Eurocurrency Borrowings; provided that there may be no more than seven different Interest Periods.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Borrowings, except where ABR is determined pursuant to clause (c) of the definition thereof).

Interest will be payable in arrears (a) for Eurocurrency Borrowings, at the end of each interest period and on the applicable maturity date and (b) for ABR Borrowings, monthly in arrears and on the applicable maturity date.

Default Rate:	Upon and during the continuance of any payment or bankruptcy default or, upon notice from the Administrative Agent, any other event of default, the applicable interest rate plus 2% per annum payable upon demand.

B-I-1

EXHIBIT C

PROJECT ARGONAUT

$8,500,000,000 FIRST LIEN SENIOR SECURED CREDIT FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the Transaction Description and the other Exhibits to the Commitment Letter).

Borrower:	Georgia-Pacific Corporation, as the surviving entity upon the consummation of the Merger (the “Company”), a subsidiary of the Company organized under the laws of France to be determined (the “French Borrower”), a subsidiary of the Company organized under the laws of Luxembourg to be determined (the “Luxembourg Borrower” and, together with the French Borrower, the “European Borrowers”) and a subsidiary of the Company organized under the laws of Canada to be determined (the “Canadian Borrower” and, together with the European Borrowers, the “Foreign Borrowers”). The Company and the Foreign Borrowers are collectively referred to herein as the “Borrower.”

Administrative Agent:	Citigroup (in such capacity, the “Administrative Agent”).

Collateral Agent:	Citigroup, as collateral agent on behalf of the Lenders under the First Lien Facilities and the Second Lien Facility (in such capacity, the “Collateral Agent”).

Syndication Agent:	(A) In the case of the Revolving Facility and the Term A Facility (each as defined below), Bank of America and (B) in the case of the Term B Facility (as defined below), Deutsche Bank (each, in such capacity, a “Syndication Agent”).

Co-Documentation Agents:	To be determined (together with the Administrative Agent, the Collateral Agent and the Syndication Agents, the “Agents”).

Joint Book-Running Managers and Joint Lead Arrangers:	(A) In the case of each of the Revolving Facility and the Term A Facility, Citigroup and BAS and (B) in the case of the Term B Facility, Citigroup and Deutsche Bank (in each case, collectively, the “Arrangers”).

Lenders:	A syndicate of financial institutions arranged by the Arrangers (the “Lenders”).

First Lien Facilities:

(A)   A Senior Secured Term Loan A Facility in an aggregate principal amount of $2,000,000,000 (the “Term A Facility”).

Up to $525,000,000 of the Term A Facility (the “Foreign Term A Tranche”) will be available as follows:

(1) up to $250,000,000 available to the French Borrower in Euros;

(2) up to $175,000,000 available to the Luxembourg Borrower in Euros; and

(3) up to $100,000,000 available to the Canadian Borrower in Canadian Dollars.

(B) A Senior Secured Term Loan B Facility in an aggregate principal amount of $5,000,000,000 (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”).

(C) A Senior Secured Revolving Credit Facility in an aggregate principal amount of $1,500,000,000 (the “Revolving Facility” and, together with the Term Facilities, the “First Lien Facilities”).

Purpose and Availability:	(A) Term Facilities:

The full amount of the Term Facilities must be drawn in a single drawing on the Merger Funding Date. Proceeds of the Term Facilities will be used solely (a) to repay the loans outstanding under the Tender Facility, if funded, (b) to finance the Merger, (c) to refinance or repurchase other existing debt of the Company and its subsidiaries, including, without limitation, pursuant to the Debt Tender, and (d) to pay related transaction costs, fees and expenses.

Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

(B) Revolving Facility:

Loans under the Revolving Facility will be available from the Merger Funding Date and at any time before the Revolving Termination Date (as defined below), in minimum principal amounts of $5,000,000 and increments of $1,000,000 in excess thereof; provided that the aggregate principal amount of loans advanced shall not exceed $290,000,000, and the aggregate amount of commitments

	less any loans and letters of credit outstanding under the Revolving Facility shall not be less than $550,000,000, on the Merger Funding Date. Proceeds of Borrowings on the Merger Funding Date will be used solely for the purposes set forth above for the Term Facilities and all other Borrowings will be used solely to provide working capital from time to time for Holdco and its subsidiaries and for other general corporate purposes.

	Amounts repaid under the Revolving Facility may be reborrowed.

	Up to $1,250,000,000 of the Revolving Facility shall be available for the issuance of letters of credit (the “Letters of Credit”) by Citigroup or other Lenders reasonably acceptable to the Company and the Administrative Agent (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date (as defined below); provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

	Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that Borrower does not so reimburse the Issuing Lender within one business day, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

	Up to $50,000,000 of the Revolving Facility will be available to the Company for discretionary swing loans from the Administrative Agent.

Final Maturity and Amortization:	(A) Term A Facility:

	The Term A Facility will mature on the date that is five (5) years after the Merger Funding Date, and will amortize in quarterly installments over such period in an aggregate annual amount as follow:

	Year 1	5%
	Year 2	10%
	Year 3	10%
	Year 4	20%
	Year 5	55%

(B)   Term B Facility:

The Term B Facility will mature on the date that is seven (7) years after the Merger Funding Date, and will amortize over such period in 27 equal quarterly installments of 0.25% with the remaining balance to be paid in full on the maturity date.

(B) Revolving Facility: The Revolving Facility will mature on the date that is five (5) years after the Merger Funding Date (the “Revolving Termination Date”).

Interest Rates and Fees:	As set forth on Annex I hereto and in the Fee Letter.

Guarantors:

The Parent, Holdco, the Company and each of their respective (i) direct and indirect wholly-owned domestic subsidiaries, which is either a Regarded Entity or a Disregarded Entity that is owned (directly or indirectly through another Disregarded Entity) by a domestic Regarded Entity for U.S. federal tax purposes, except for any Securitization Entity (collectively, the “US Subsidiary Guarantors”), and (ii) direct and indirect foreign subsidiaries that are Disregarded Entities owned (directly or indirectly through another Disregarded Entity) by a domestic Regarded Entity, in each case, existing on the Merger Funding Date or thereafter created or acquired, shall unconditionally guarantee, on a joint and several basis, all obligations of the Company under the First Lien Facilities and under each commodity, currency or interest rate protection agreement entered into with a Lender or an affiliate of a Lender (the “US Obligations”). “Disregarded Entity” shall mean an entity that is treated as disregarded as an entity separate from its owner for U.S. federal tax purposes. “Regarded Entity” shall mean an entity that is not a Disregarded Entity.

The Parent, Holdco, the Company, the US Subsidiary Guarantors and, subject to local law restrictions and to the extent no adverse tax consequences would result therefrom, each of their respective foreign subsidiaries (with exceptions reasonably acceptable to the Administrative Agent) shall unconditionally guarantee, on a joint and several basis, all obligations of the Foreign Borrowers under the First Lien Facilities and under each commodity, currency or interest rate protection agreement entered into with a Lender or an affiliate of a Lender. Notwithstanding anything to the contrary in this Commitment Letter, (i) no assets of any foreign Regarded Entity or a foreign Disregarded Entity that is owned (directly or indirectly through one or more Disregarded Entities) by a foreign Regarded Entity shall serve as security for the US Obligations and (ii) no foreign Regarded Entity or a foreign Disregarded Entity that is owned (directly or indirectly through one or more Disregarded Entities) by a foreign Regarded Entity shall be required to guarantee or pay the US Obligations. Each such guarantor is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “First Lien Guarantee”; the Borrower and the Guarantors are herein referred to as the “Credit Parties.”

Collateral:	The obligations of each Credit Party under the First Lien Facilities, each commodity, currency or interest rate protection agreement entered into by such Credit Party with a Lender or any affiliate of a Lender and the First Lien Guarantees (collectively, the “First Lien Obligations”), subject to the limitations set forth above under “Guarantors” and applicable local law restrictions, will be secured by:

(A)   a first priority perfected lien on, and pledge of, all notes (and, in the case of intercompany notes, which notes shall be secured to the extent mutually agreed) owned by such Credit Party and all capital stock owned by such Credit Party, including all capital stock of any Securitization Entity; provided that, as security for the US Obligations, the pledge, individually or in the aggregate, of any capital stock of a foreign Regarded Entity, or of a Disregarded Entity that owns (directly or indirectly through one or more Disregarded Entities) 65% or more of the capital stock of a foreign Regarded Entity, shall be limited to 65% of the capital stock of such entity; and

(B)   a first priority perfected lien on, and security interest in, all of the tangible and intangible properties and assets of such Credit Party, including, without limitation, all of such Credit Party’s (i) cash (subject to the limitations set forth below), (ii) investments, (iii) all contract rights, including all Transaction Documents, (iv) real property interests (including fixtures), (v) trademarks, (vi) trade names, (vii) other intellectual property, (viii) other general intangibles, (ix) receivables, (x) inventory, (xi) equipment and (xii) proceeds of the foregoing (collectively, with respect to all such Credit Parties, the “Collateral”);

provided, however, that no foreign Regarded Entity or foreign Disregarded Entity that is owned (directly or indirectly through another Disregarded Entity) by a foreign Regarded Entity shall grant any liens on any of its properties or assets with respect to the U.S. Obligations; provided, further, that the obligations secured by liens and security interests granted hereunder with respect to any owned or leased mill, manufacturing plant, manufacturing facility, timberlands, research facility or warehouse located in the United States constituting “Principal Property” within the meaning of the Existing Indentures, or the capital stock or debt of any subsidiary of the Company that owns any such “Principal Property,” shall be subject to the net tangible assets limitations set forth in such Existing Indentures.

None of the foregoing shall be subject to any other liens or security interests other than those securing the Second Lien Facility pursuant to Exhibit D and certain other Permitted Liens. The Administrative Agent (in its reasonable discretion) may exclude a particular item or items of Collateral if it determines that the cost of obtaining any such interest is excessive in relation to the value.

If requested by the Administrative Agent, the Credit Parties will be required to use all commercially reasonable efforts to enter into control agreements (in form and substance acceptable to the Administrative Agent) in favor of the Collateral Agent with the banks or securities intermediaries with which such accounts are maintained; provided that, notwithstanding the foregoing, the Credit Parties will not be required to enter into control agreements with respect to (i) zero balance accounts, (ii) payroll accounts (i.e., to fund current due payroll requirements), (iii) trust accounts or (iv) any other account to the extent that (A) not more than an average balance of $5,000,000 during any 30 day period is maintained in any such account and (B) not more than an average balance of $25,000,000 during any 30 day period is maintained in all such accounts (the “Excluded Accounts”).

Such liens and security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Administrative Agent shall have been made) and the Administrative Agent shall have received satisfactory evidence as to the enforceability and priority thereof, in each case, on the Merger Funding Date or within 90 days after the Merger Funding Date or such later date as may be agreed by the Administrative Agent. Within 180 days after the Merger Funding Date or such later date as may be agreed by the Administrative Agent, the Company shall cause the board of directors of each issuer of the Existing Notes to make a determination as provided in the definition of “Principal Property” in each Existing Indenture as to which owned or leased mill, manufacturing plant, manufacturing facility, timberlands, research facility or warehouse located in the United States included in the Collateral does not constitute “Principal Property” within the meaning of such indenture. The Company shall take all such actions as the Administrative Agent shall reasonably require (including amending the applicable Operative Documents) to grant to the Collateral Agent a perfected lien on such owned or leased mill, manufacturing plant, manufacturing facility, timberlands, research facility or warehouse (to the extent not previously provided) without any limitation as to the amount of the Indebtedness secured by such property.

Intercreditor Agreement:	The Collateral Agent, on behalf of the First Lien Facilities and the Second Lien Facility, the Administrative Agent, the Administrative Agent under the Second Lien Facility and the Credit Parties shall enter into an intercreditor agreement (the “Intercreditor Agreement”) containing provisions customary for secured financings of this type and setting forth, among other things, until the payment in full of the First Lien Obligations and the termination of all commitments under the First Lien Facility, (i) to the extent applicable, the subordination of the lien on the Collateral securing the Second Lien Obligations (as defined in Exhibit C) to the lien on the Collateral securing the First Lien Obligations, (ii) the exclusive right of the holders of the First Lien Obligations, at their sole discretion, to administer, perform and enforce (or decline to enforce), by direction to the Collateral Agent or otherwise, all remedies, privileges and rights in respect of the Collateral without the consent of any holder of any Second Lien Obligation and (iii) the application of proceeds of Collateral, during the continuance of an Event of Default (as defined in the Operative Documents), in the following order: first, to pay any fees and expenses owing to the Collateral Agent; second, to the payment of the First Lien Obligations until paid in full; and third, to the payment of the Second Lien Obligations, in each case, first, to fees and expenses, second, to interest; and third, to the aggregate outstanding principal amounts in respect thereof.

Optional Prepayments and Reductions in Commitments:	Optional prepayments of borrowings under the First Lien Facilities, and optional reductions of the unutilized portion of the Revolving Facility commitments, will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Mandatory Prepayments:	Commencing with the fiscal year ending December 31, 2006 and each fiscal year thereafter, loans under the Term Facilities shall be prepaid with an amount equal to (a) 75% of Excess Cash Flow (as defined on Annex II hereto) for the preceding year (or the period from the Merger Funding Date until the end of such year, in the case of fiscal year 2006), such 75% reducing to (x) 50% for each fiscal year for which the Total Leverage Ratio is less than or equal to 3.5x and greater than 2.5x and (y) 25% for any fiscal year for which the Total Leverage Ratio is less than or equal to 2.5x; provided that prepayment from such Excess Cash Flow shall not be required until such amount exceeds the aggregate principal amount of loans under the Revolving Facility outstanding on the Merger Funding Date, (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by the Restricted Group Members (including insurance and condemnation proceeds in excess of an agreed amount) other than any Permitted Receivables Financing, subject to the rights to reinvest and subject to limited exceptions to be agreed, and (c) 100% of the net proceeds of (i) any incremental Permitted Receivables Financing in excess of $750,000,000, such 100% reducing to (x) 50% for each fiscal year for which the Total Leverage Ratio is less than or equal to 3.5x and greater than 2.5x and (y) 25% for any fiscal year for which the Total Leverage Ratio is less than or equal to 2.5x, and (ii) issuances of any other debt obligations of the Restricted Group Members, other than Permitted Unsecured Debt and other permitted debt listed below. The required payment from Excess Cash Flow shall be less any optional prepayment of the Term Facilities during the preceding fiscal year, it being understood that payments due to Excess Cash Flow, amortization and asset sales shall not be deemed to be optional prepayments, and such mandatory payment shall be due and payable within 90 days after the end of such fiscal year.

Notwithstanding the foregoing, to the extent the aggregate consideration (including non-cash consideration), net of taxes and expenses (the “Net Proceeds”) received for all Permitted Asset Sales exceeds 3% of the consolidated total assets of the Restricted Group Members in any fiscal year, an amount equal to the net cash proceeds of any Permitted Asset Sale in excess thereof shall not be subject to any reinvestment rights and such amount shall be applied to the prepayment of the First Lien Facilities as set forth below; provided, further, that, in the event that the assets subject to such Permitted Asset Sales are located outside the United States, the Company may repay the loans made to the Foreign Borrowers under the Foreign Term A Tranche before applying the amount of such proceeds to the remaining Facilities.

If Total Debt of the Restricted Group Members as of the March 31 subsequent to each such fiscal year is less than Total Debt of the Restricted Group Members as of the last day of such fiscal year (as set forth, in each case, in reasonable detail in the compliance certificate delivered for such fiscal year), then, such lesser amount of Total Debt shall be utilized, solely for purposes of determining Total Debt for calculating mandatory prepayments from Excess Cash Flow and the amount of available permitted Restricted Payments.

Any voluntary prepayment of loans under the Term Facilities with internally generated cash flow made on or prior to the March 31 subsequent to each such fiscal year shall be deemed to have been made in the immediately preceding fiscal year solely for purposes of calculating mandatory prepayments from Excess Cash Flow and the amount of available permitted Restricted Payments.

Application of Prepayments:

All optional and mandatory prepayments under the First Lien Facilities shall be applied in accordance with the terms of the Intercreditor Agreement. All optional prepayments applicable to the First Lien Facilities shall be applied to the Term Facilities or the Revolving Facility, as elected by Borrower.

Except as set forth in the proviso of the second paragraph under the heading “Mandatory Prepayments” above, all optional or mandatory prepayments of the Term Facilities shall be applied on a pro rata basis to the aggregate principal amounts outstanding under the Term A Facility and the Term B Facility and, in the case of mandatory prepayments under clause (b) above, after the repayment in full of the Term Facilities, all prepayments thereunder will be applied to the loans under the Revolving Facility (with corresponding permanent reductions of the outstanding commitments thereunder).

All prepayments applicable to any Term Facility shall be applied pro rata among the Lenders thereunder and pro rata to the remaining amortization payments under such Term Facility.

Until the payment in full of the Term A Facility, Lenders under the Term B Facility may decline to accept any mandatory prepayment described above, in which event all amounts that would otherwise have been paid to such Lenders shall be applied to the Term A Facility.

Restricted Group:	Representations and Warranties, Affirmative Covenants and Negative Covenants, subject to materiality qualifiers, baskets and other customary exceptions to be agreed, and Financial Covenants will be applicable to the Parent and each of its subsidiaries (the “Restricted Group Members”). The Restricted Group Members other than the Credit Parties are referred to herein as “Restricted Non-Credit Parties.”

Representations and Warranties:	As of the Merger Funding Date, the representations and warranties set forth in Paragraphs 1, 2, 7, 8, 9, 10, 11 and 12 below.

After the Merger Funding Date, the following representations and warranties:

1. Corporate structure; corporate status and authority of each Restricted Group Member.

2.      (a) Execution, delivery, validity and performance of Operative Documents by each Restricted Group Member; performance thereof does not violate organizational documents, applicable law or other material agreements.

(b) (i) Execution, delivery, validity and performance of Transaction Documents (other than the Operative Documents) by each Restricted Group Member and (ii) performance thereof does not violate organizational documents, applicable law or other material agreements, in the case of each of clause (i) and (ii), other than any violation thereof that does not have, and would not reasonably be expected to have, individually or in the aggregate with all such other violations, a Company Material Adverse Effect.

3.      Governmental approvals and compliance; no government or regulatory approvals required, other than approvals in effect (except for, in the case of the Transactions consummated pursuant to the Merger Agreement on the Merger Funding Date, approvals not required to be obtained as a condition to the consummation of such Transactions under the Merger Agreement).

4. Ownership of all material owned properties and validity of leases for all material leased property; adequacy of properties for business as currently conducted.

5. Accuracy in all material respects of financial statements and other information applicable to any Restricted Group Member.

6. Material compliance with laws and regulations, including ERISA, tax, pension, margin regulations and all applicable environmental laws and regulations.

7. Legality, validity, binding effect and enforceability of the Operative Documents and all agreements related to the Transactions, in each case, as to each Restricted Group Member.

8. Inapplicability to any Restricted Group Member of the Investment Company Act and Public Utility Holding Company Act.

9. Solvency of the Borrower after giving effect to the Transactions.

10. Validity, priority and perfection of security interests in Collateral.

11. Anti-terrorism and related laws and regulations.

12. Maintenance of insurance in effect on the Merger Funding Date or otherwise comparable to those maintained by Koch’s other subsidiaries.

13. No litigation or undisclosed liabilities (contingent or otherwise) other than those that would not, in the aggregate, have a Material Adverse Effect.

14. No labor matters other than those that would not, in the aggregate, have a Material Adverse Effect.

Conditions Precedent to Initial Borrowing:	Those specified in the Commitment Letter and in the Summary of Additional Conditions Precedent as described in Exhibit E and those specified in Items 1 and 2 of “Conditions Precedent to Each Subsequent Borrowing.”

Conditions Precedent to Each Subsequent Borrowing (will not apply to roll-over of Interest Periods):	1.	The absence of any continuing Default or Event of Default.

	2.	The accuracy, in all material respects, of all representations and warranties.

	3.	The absence, since December 31, 2004, of any change, effect, event, occurrence or state of facts that has or would reasonably be expected to have or result in a material and adverse effect on (i) the business, assets, liabilities or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, (ii) the ability of the Credit Parties to perform its obligations under the Operative Documents or (iii) the ability of the Administrative Agent, the Collateral Agent and the Lenders to enforce the Operative Documents.

Affirmative Covenants:	1.	Preservation of corporate existence by each Restricted Group Member subject to asset sale covenant compliance.

	2.	Material compliance with laws, including environmental, ERISA, money-laundering, embargoes, etc.

	3.	Payment of material taxes unless being protested in appropriate proceedings and with appropriate reserves in accordance with GAAP.

	4.	Payment and/or performance of all material obligations.

	5.	Delivery of: (i) audited annual consolidated and unaudited Consolidating financial statements within 90 days of the end of such period, (ii) unaudited quarterly consolidated and Consolidating financial statements within 45 days of the end of such period, in each case, to the extent applicable, with related auditors’ opinions (in the case of clause (i)) and officers’ certifications (in all cases), (iii) copies of all SEC filings delivered to security holders, (iv) to the extent received, copies of management letters from auditors and management’s responses thereto and (v) no later than October 15 of each year, a calculation of all payments required from Restricted Group Members under the tax sharing agreements with respect to the prior tax year. “Consolidating financial statements” shall mean consolidated financial statements of the Credit
Parties, on the one hand, and of the non-Credit Parties, on the other hand, and such consolidating statement as may be required by the SEC.

	6.	Delivery of notices of default, material adverse change (as defined in item 3 under “Conditions Precedent to Each Subsequent Borrowing”) and litigation and annual delivery of one year business plan and other information reasonably requested by the Administrative Agent.

	7.	Visitation rights.

	8.	Maintenance of properties, insurance and books and records.

	9.	Future collateral/guarantees if assets acquired or new subsidiaries of Restricted Group Members formed or acquired except with respect to Securitization Entities and certain foreign subsidiaries.

	10.	Use of proceeds.

	11.	In the event the Securitization Facility is scheduled to terminate in less than nine months after the later of the Merger Funding Date and delivery of the Confidential Information Memorandum (as updated), an amendment of the Securitization Facility prior to such date to extend the scheduled termination date of such facility by not less than 364 days.

	12.	Further assurances.

Negative Covenants:	1.	Limitations on liens (which shall include a prohibition against entering into agreements with negative pledges or equal and ratable lien provisions, except in the case of any Permitted Receivables Financing and the Existing Notes). Exceptions will include:

(i) Permitted Receivables Financing (as defined in Annex II hereto);

(ii) liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(iii)	liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law or created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(iv)	deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds (including with respect to environmental matters);

(v)	encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(vi)	encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(vii)	precautionary financing statements with respect to a lessor’s rights in and to personal property leased to such person in the ordinary course of such person’s business other than through a capital lease;

	(viii)	purchase money liens on the assets acquired with permitted Indebtedness to the extent such liens do not extend to any property other than the property acquired;

	(ix)	liens securing obligations under non-speculative hedging agreements entered into with a Lender or an affiliate of a Lender which are secured on a pari passu basis with the First Lien Facilities;

	(x)	liens securing the First Lien Facilities and the Second Lien Facility, subject to the relative priorities set forth in the Intercreditor Agreement; and

	(xi)	liens securing Indebtedness or other obligations in the ordinary course of business in an aggregate amount not to exceed $200,000,000 at any one time outstanding.

2.	Limitations on Indebtedness and preferred stock and sale lease-backs (including debt or preferred stock incurred by direct or indirect Subsidiaries and obligations in respect of commodity, interest rate and foreign exchange hedging transactions). Exceptions will include the following Indebtedness and any Permitted Refinancing thereof:

	(i)	Permitted Unsecured Debt up to $1,750,000,000; provided that no more than $500,000,000 of such Indebtedness may be senior Indebtedness;

	(ii)	Intercompany Indebtedness (including with respect to preferred stock) constituting Permitted Investments;

	(iii)	Indebtedness in respect of any Permitted Receivables Financing with one or more third parties in an amount not to exceed $1,000,000,000 at any time outstanding;

	(iv)	Purchase Money Debt and Capitalized Lease Obligations of up to 3% of the consolidated total assets of the Restricted Group Members at any time outstanding;

	(v)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business that is extinguished promptly;

	(vi)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business;

	(vii)	Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of assets;

	(viii)	commodity, interest rate and foreign exchange hedging transactions entered into in the ordinary course of business for bona fide hedging (and not speculation) purposes; and

	(ix)	other Indebtedness in an amount not to exceed $200,000,000 at any time outstanding.

3.	Limitations on Restricted Payments.

“Restricted Payments” mean (i) dividends, redemptions, repurchases and all distributions with respect to equity interests (whether in the form of debt, equity or otherwise), except payments to Credit Parties and from one Restricted Non-Credit Party to another Restricted Non-Credit Party; (ii) Capital Expenditures in excess of the amounts referred to in the first paragraph of item 3 under “Financial Covenants”; (iii) payments in respect of transactions with affiliates, other than transactions expressly permitted by Item 7 hereof; and (iv) any prepayment, redemption or repurchase of any subordinated debt or, other than required or scheduled payments thereunder and any Permitted Refinancing thereof, any other long-term Indebtedness.

Restricted Payments shall not include (a) tax distributions (whether in the form of dividends, debt, equity or otherwise) to fund payments by the Parent of foreign, federal, state or local taxes owing or paid by the Restricted Group Members under a tax sharing agreement which provides that the aggregate amount of such distributions would not exceed the amount that would be payable by the Parent, on a consolidated basis, were the Parent the common parent of a separate consolidated group, (b) quarterly distributions (whether in the form of dividends, debt, equity or otherwise) made by the Company, Holdco and the Parent with respect to the first four fiscal quarters completed after the Merger Funding Date equal to the amount by which the sum of (i) the cumulative Tax Savings realized during the period from and after the Merger Funding Date prior to the date of such distributions and (ii) the aggregate amount of Replacement IRB Debt issued or incurred during such period exceed the sum of (A) the Paid Specified IRB Obligations during such period and (B) the aggregate amount of the Outstanding Specified IRB Obligations as of the date of such distributions; provided that the amount of all such distributions shall not exceed in the aggregate the Supplemental Equity, (c) after the last day of the fourth fiscal quarter completed after the Merger Funding Date and on or prior to the second anniversary of the Merger Funding Date, distributions (whether in the form of dividends, debt, equity or otherwise) in an aggregate amount not to exceed the lesser of (i) the IRB Equity and (ii) the aggregate amount of Replacement IRB Debt issued or incurred during such period, (d) the payment of the Special Dividend within five business days after the Merger Funding Date and (e) on and after the date on which the aggregate principal amount outstanding under the Securitization Facility equals or exceeds $750,000,000 and within 365 days after the Merger Funding Date, the payment of a special dividend not to exceed the lesser of (i) the amount of the Securitization Equity and (ii) $50,000,000; provided that, after giving effect to such dividend, the sum of (x) the aggregate amount of commitments less any loans and letters of credit outstanding under the Revolving Facility plus (y) cash and cash equivalents on hand of the Restricted Group Members shall not be less than $700,000,000.

The Restricted Payments covenant will permit, as long as no Default or Event of Default has occurred and is continuing (before and after giving effect to such Restricted Payment), Restricted Payments in any fiscal year, subject to the following restrictions:

In the event the Total Leverage Ratio for any fiscal year is less than or equal to 4.5x and greater than 3.5x, 25% of Excess Cash Flow in the immediately preceding fiscal year may be paid as a Restricted Payment within one year from the date of delivery of the annual audit relating to such fiscal year and the related compliance certificate, and such percentage shall increase to (x) 50% for any fiscal year for which the Total Leverage Ratio is less than or equal to 3.5x and greater than 2.5x and (y) 75% for any fiscal year for which the Total Leverage Ratio is less than or equal to 2.5x.

Notwithstanding the foregoing, Restricted Payments will be permitted only if there is no existing Default or Event of Default and the mandatory prepayment of loans under the Term Facilities (if required) has been made.

4.	Limitations on discounting of receivables (other than Permitted Receivable Financings and discounts pursuant to the terms of the distribution agreements).

5.	Limitations on loans and investments (collectively “Investment”), other than Permitted Investments.

6.	Limitations on mergers, consolidations, acquisitions and Asset Sales (other than (i) to give effect to Transactions; (ii) sales of inventory; (iii) sales of used, surplus, obsolete or worn out equipment and other property in the ordinary course of business; (iv) to the extent not materially and adversely affecting the Administrative Agent or the Lenders or diminishing the value of the Collateral by more than $50,000,000 in the aggregate during the term of the Merger Facilities, (a) among the Credit Parties, (b) among Restricted Non-Credit Parties or (c) sales, transfers and dispositions from any Restricted Non-Credit Party to a Credit Party; (v) the lease or sublease of real property in the ordinary course of business and not constituting a sale/leaseback transaction; (vi) sales of cash equivalents in the ordinary course of business and marketable securities existing on the Merger Funding Date; (vii) incurrence of permitted Liens and the making of Permitted Investments; (viii) sale/leaseback transactions; (ix) in connection with a Permitted Receivables Financing; and (x) the Permitted Asset Sales (as defined below); provided that all such sales shall be made for fair value and, other than with respect to clauses (i), (iii) and (iv), materials and inventory exchanges on market terms in the ordinary course of business and other Asset Sales to the extent the aggregate fair market value of all such Asset Sales do not exceed $250,000,000, for at least 80% cash consideration).

“Permitted Asset Sale” means, as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale not otherwise permitted under clauses (i) through (ix) above to the extent the Net Proceeds received for all such Asset Sales does not exceed 15% of the consolidated total assets of the Restricted Group Members.

7.	Limitations on transactions with affiliates, except (i) among Restricted Non-Credit Parties, (ii) among the Credit Parties, (iii) between any Restricted Non-Credit Party, on the one hand, and any Credit Party, on the other hand, that are at least as favorable to such Credit Party as could be obtained from a third party, (iv) on an arm’s length basis on terms at least as favorable to the applicable Restricted Group Member as could be obtained from a third party, (v) as long as no Default or Event of Default is continuing or would result therefrom, payment of annual management fees to affiliates in an annual amount not to exceed $20,000,000 in any fiscal year or (vi) other transactions pursuant to agreements in effect at the consummation of the Merger.

8.	Limitations on changes in business conducted by Restricted Group Members.

9.	Limitations on waivers, amendments and terminations, that are materially adverse to the Restricted Group Members or the Lenders, of the IRB Equity Contribution Agreement, material debt agreements and tax sharing agreement.

10.	Limitations on restrictions on distributions from Subsidiaries.

11.    Limitations on the issuance and sale of equity interests in Subsidiaries other than to a Restricted Group Member (provided that, if the issuer thereof is a Guarantor, then the holder of such equity interests shall be another Credit Party).

12. Limitations on redemption or call of intercompany preferred stock.

13.    Limitations on contingent liabilities in the form of guarantees of monetary or financial obligations of third parties (i.e., non-Restricted Group Members) (other than those entered into in the ordinary course of business, provided that such obligations so guaranteed do not exceed an amount to be agreed at any one time outstanding).

14. No changes to fiscal year and quarter ends, subject to a one time adjustment for changes from a fiscal year and quarter to the applicable calendar period.

Notwithstanding the foregoing, certain additional limitations to be agreed will apply with respect to the Foreign Borrowers and foreign Guarantors.

Financial Covenants:	1. A maximum Total Leverage Ratio as follows:

	Fiscal Quarter Ended	Total Leverage Ratio
	March 31, 2006	6.00x
	June 30, 2006	6.00x
	September 30, 2006	6.00x
	December 31, 2006	5.75x
	March 31, 2007	5.75x
	June 30, 2007	5.75x
	September 30, 2007	5.50x
	December 31, 2007	5.50x

	Fiscal Year	Total Leverage Ratio
	2008	5.25x
	2009	4.50x
	2010	4.25x
	2011 and thereafter	4.00x

	2. A minimum ratio of trailing four quarter Consolidated EBITDA to Consolidated Interest Expense for the same period of:

	Fiscal Year	Interest Coverage Ratio
	2006	2.00x
	2007	2.25x
	2008	2.25x
	2009	2.25x
	2010 and thereafter	2.50x

	3. Maximum Capital Expenditures of up to:

	Fiscal Year	Capital Expenditures
	2006	$900,000,000
	2007	$1,100,000,000
	2008	$1,000,000,000
	2009	$900,000,000
	2010 and thereafter	$700,000,000

	The lesser of (a) 100% of the unused amounts allocated to any year and (b) 50% of the maximum Capital Expenditures permitted in such year shall be available for Capital Expenditures in the following fiscal year only. In addition, the Capital Expenditure covenant will permit the amount permitted, but not used, for Restricted Payments and investments in joint ventures under clause (12) of the definition of “Permitted Investments” to be used to make additional Capital Expenditures. Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the replacement or restoration of property, to the extent reimbursed or financed from insurance or condemnation proceeds.

Interest Rate Management:	40% of the projected outstandings of all Indebtedness of the Restricted Group Members under the Term Facilities, the Second Lien Facility, industrial revenue bonds, the Existing Notes and the Securitization Facility must be fixed rate or hedged to be fixed rate within 90 days of the Merger Funding Date on terms satisfactory to the Administrative Agent and for a period of three years from the Merger Funding Date with a Lender (or an affiliate of any Lender) or a counterparty acceptable to the Administrative Agent; provided that the required tenor of such hedges and the amounts of such hedges shall take into account scheduled amortizations of such Indebtedness.

Events of Default:

1.      Failure to pay principal (or make reimbursement with respect to letters of credit issued under the Revolving Facility) when due or, after a three business day grace period, interest or any other amount when due.

2.	Representations or warranties materially incorrect when given.

3.	Failure to comply with covenants (with, in the case of Affirmative Covenants, notice and cure periods).

4.	Cross-default and cross-acceleration to debt aggregating in excess of $125,000,000.

5.	Unsatisfied judgment or order in excess of $125,000,000 individually or in the aggregate, other than any judgment or order related to any Restricted Non-Credit Party or any foreign subsidiary of the Company (other than any Foreign Borrower), without any recourse to any domestic Credit Party or any Foreign Borrower, to the extent, after giving effect to the disposition (whether or not such disposition has occurred) of such Restricted Non-Credit Party or foreign subsidiary, the Borrower would be in compliance with the $250,000,000 aggregate limitation on Asset Sales for less than 80% cash consideration.

6.	Bankruptcy or insolvency of any Restricted Group Member, other than any Restricted Non-Credit Party or any foreign subsidiary of the Company (other than any Foreign Borrower) to the extent, after giving effect to the disposition (whether or not such disposition has occurred) of such Restricted Non-Credit Party or foreign subsidiary, the Borrower would be in compliance with the $250,000,000 aggregate limitation on Asset Sales for less than 80% cash consideration.

7.	ERISA events.

8.	Change in Control (as defined in Annex II hereto).

9.	Actual or asserted (by the Parent or any of its subsidiaries) invalidity of any Collateral, First Lien Guarantee or other Operative Document.

Voting:	Subject to the Intercreditor Agreement, amendments and waivers of the Operative Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities (and in the case of any amendment relating to the Term A Facility, Term B Facility or the Revolving Facility, holders of a majority of the loans and commitments under such affected portion of the Facilities), except that (a) the consent of each affected Lender shall be required with respect to, among other things, (i) waiver of any condition precedent to the initial borrowing, (ii) increases in commitments or imposition of additional obligations on the Lenders, (iii) reductions of principal, interest or fees, (iv) extensions of scheduled amortization or final maturity and (v) releases of any Guarantor and releases of all or any substantial part of the collateral (other than, in each case, in connection with any sale or financing of collateral permitted by the Operative Documents), (b) the consent of Lenders holding more than 50% of the Revolving Facility shall be required to waive any condition to lending after the Merger Funding Date and (c) the consent of each issuer of Letters of Credit under the Revolving Facility will be required to amend any provision relating to Letters of Credit under the Revolving Facility.

Assignment and Participation:	The Lenders will have the right to assign loans and commitments under the First Lien Facilities to their affiliates and to other Lenders and their affiliates or to any Federal Reserve Bank without restriction or to other financial institutions, with the consent, not to be unreasonably withheld, of the Administrative Agent and the Company (except that no such consent of the Company need be obtained (i) in connection with the primary syndication or (ii) if any Event of Default then exists). Minimum aggregate assignment level for partial assignments (except to other Lenders or their affiliates) of (a) in the case of the Revolving Facility, $5,000,000 and increments of $1,000,000 in excess thereof and (b) in the case of the Term Facilities, $1,000,000 and increments of $1,000,000 in excess thereof (or, in each case, if less, the remaining portion of such loans or commitments). The parties to the assignment (other than the Company) shall pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Yield Protection, Taxes and Other Deductions:	The loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses and reserve and capital adequacy requirements.

All payments will be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office), subject to certain exceptions for non-compliance (including the failure to provide required forms) by the Lenders to be agreed; provided that any successor Lender will be entitled to such gross-up solely to the extent the assignor Lender was entitled thereto, absent any change of law after such assignment. The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes, and the Borrower will indemnify the Lenders and the Agents for such taxes paid by the Lenders or the Agents, subject to the foregoing exceptions.

Expenses:	Reimbursement of reasonable expenses by the Borrower.

Governing Law and Forum:	New York.

New York Counsel to the Agents:	Weil, Gotshal & Manges LLP.

Annex I

to EXHIBIT C

PROJECT ARGONAUT

$8,500,000,000 FIRST LIEN SENIOR SECURED CREDIT FACILITIES

INTEREST RATES AND FEES

Interest Rates:	The Borrower will be entitled to make borrowings based on ABR plus the Applicable Margin or the Adjusted LIBO Rate plus the Applicable Margin.

“Applicable Margin” means:

(a) in the case of the Revolving Facility and the Term A Facility:

(i) prior to the Trigger Date (as defined below), (A) in the case of Eurocurrency Borrowings, 2.25% per annum and (B) in the case of ABR Borrowings, 1.25% per annum; and

(ii) thereafter, such higher or lower rates per annum determined by reference to the pricing grid set forth below (the “Pricing Grid”); and

(b) in the case of the loans under the Term B Facility, (i) in the case of Eurocurrency Borrowings, 2.25% per annum and (ii) in the case of ABR Borrowings, 1.25% per annum.

“Trigger Date” means the date of receipt of the financial statements for the first full fiscal quarter ending after the Merger Funding Date.

The Borrower may elect (a) prior to the 30th day following the Merger Funding Date, Interest Periods of one week, (b) following the 30th day and prior to the 90th day following the Merger Funding Date, Interest Periods of one month and (c) thereafter, Interest Periods of 1, 2, 3 or 6 months (or if available to all Lenders, 9 or 12 months) for Eurocurrency Borrowings; provided that there may be no more than (i) 12 different Interest Periods under the Revolving Facility, (ii) three different Interest Periods for each Borrower under the Term A Facility and (iii) three different Interest Periods under the Term B Facility.

C-I-1

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Borrowings, except where ABR is determined pursuant to clause (c) of the definition thereof).

Interest will be payable in arrears (a) for Eurocurrency Borrowings, at the end of each interest period (or every 90 days for interest periods greater than 90 days) and on the applicable maturity date and (b) for ABR Borrowings, quarterly in arrears and on the applicable maturity date.

Pricing Grid:	Total Leverage Ratio	Eurocurrency Applicable Margin	ABR Applicable Margin
	> 5.25x	2.25%	1.25%
	<= 5.25x, but >4.25x	2.00%	1.00%
	<= 4.25x, but >3.5x	1.75%	0.75%
	<= 3.5x	1.50%	0.50%

Default Rate:	Upon and during the continuance of any payment or bankruptcy default or, upon notice from the Administrative Agent, any other event of default, the applicable interest rate plus 2% per annum payable upon demand.

Unused Commitment Fees:	A per annum commitment fee on the undrawn portion of the commitments in respect of the Revolving Facility shall accrue from the date of execution and delivery of the Operative Documents and be payable quarterly in arrears at 0.50% per annum.

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit issued under the Revolving Facility at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Borrowings under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee equal to 0.25% per annum (or such lesser amount as may be agreed by the Issuing Lender) of the face amount of each Letter of Credit issued under the Revolving Facility shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

C-I-2

Annex II

to EXHIBIT C

PROJECT ARGONAUT

$8,500,000,000 FIRST LIEN SENIOR SECURED CREDIT FACILITIES

CERTAIN DEFINITIONS

“ABR Borrowing” means any Borrowing that bears interest by reference to the ABR.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/1000 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Alternate Base Rate” or “ABR” means for any day, a rate per annum equal to the highest of (a) the Administrative Agent’s Base Rate in effect on such day, (b) 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a business day, on the next succeeding business day) for the three-week period ending on the next previous Friday by the Administrative Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Administrative Agent from three New York certificate of deposit dealers of recognized standing selected by the Administrative Agent, in either case adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25% (the “Certificate of Deposit Rate”), and (c) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate, respectively.

“Asset Sale” means any direct or indirect sale, transfer, lease, conveyance or other disposition by the Parent or any of its Subsidiaries of any of its property or assets, including any sale or issuance of any equity interests of any Subsidiary.

“Attributable Debt” in respect of a sale/leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Term Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale/leaseback transaction (including any period for which such lease has been extended); provided that if such sale/leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Base Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change).

C-II-1

“Capital Expenditures” means, for any period and with respect to any Person, any and all expenditures made by the Parent or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the consolidated financial statements of the Parent prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise.

“Capital Lease Obligations” means all monetary or financial obligations of the Parent and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“Change in Control” means (a) Koch shall fail to own, directly or indirectly, more than 50% of the equity interests of the Parent, (b) the Parent shall cease to own and control all of the economic and voting rights associated with all of the equity interests of Holdco, (c) Holdco shall cease to own and control all of the economic and voting rights associated with all of the equity interests of the Company, (d) the Company shall cease to own and control all of the economic and voting rights associated with all of the equity interests of any Foreign Borrower prior to the payment in full of such Borrower’s obligations under the Foreign Term A Tranche or (e) any “Change of Control” or similar event under any of the Existing Indentures or other long-term Indebtedness with an aggregate principal amount of at least $125,000,000 of the Borrower or any other Restricted Group Member which would permit the acceleration, or require the repurchase of, such Indebtedness.

“Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts properly attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash deductions relating to translation and foreign exchange adjustments) (other than any deductions which require or represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), (v) Restructuring Charges incurred at any time within 42 months after the Merger Funding Date in an aggregate amount not to exceed $1,000,000,000 and (vi) non-cash write-ups of inventory and other assets required as a result of purchase accounting adjustments due to the Merger which reduces Consolidated Net Income, minus (b) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such

C-II-2

Consolidated Net Income of such Person and its Subsidiaries, any extraordinary non-cash gains (or plus extraordinary non-cash losses) for such period and any gains (or plus losses) realized in connection with any Asset Sale of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP. Consolidated EBITDA for each fiscal quarter ending prior to the Merger Funding Date shall be agreed upon amounts based on the audited financial statements (and unaudited financial statements, in the case of any quarter ending after December 31, 2004) delivered to the Administrative Agent; provided that, for purposes hereunder, the Consolidated EBITDA for the fiscal quarter ended (x) June 30, 2005 shall be deemed to be $758,000,000 and (y) September 30, 2005 shall be deemed to be $711,000,000.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (iv) interest expense, commissions, discounts, yield or other fees and charges associated with any Permitted Receivables Financing, (v) lease expense allocable to interest expense on the PCRR Bonds and (b) capitalized interest. For Test Periods ending prior to the one year anniversary of the Merger Funding Date, Interest Expense shall be determined by annualizing the Consolidated Interest Expense since the Merger Funding Date based on the actual number of days from the Merger Funding Date to the last day of such Test Period.

“Consolidated Net Income” means, for any period and for any Person, the net income or loss of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded for any such Person therefrom (i) the income or loss of any Person (other than consolidated Subsidiaries of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries and (iv) gains and losses from the early extinguishment of Indebtedness.

“Eurocurrency Borrowing” shall mean a Borrowing that bear interest by reference to the Adjusted LIBO Rate.

“Excess Cash Flow” means, without duplication, for the Parent and its Subsidiaries for any period for which such amount is being determined, the greater of (1) $0 and (2):

(a) Consolidated Net Income of the Parent and its Subsidiaries adjusted to exclude any amount of gain or loss that is both (i) included in Consolidated Net Income and (ii) results in net proceeds actually applied to the prepayment of the loans pursuant to, or reinvested as permitted under, the Credit Agreement, plus

(b) the amount of depreciation, amortization of intangibles, deferred taxes and other non-cash expenses or losses which, pursuant to GAAP, were deducted in determining such Consolidated Net Income of the Parent and its Subsidiaries; plus

C-II-3

(c) the sum of (i) the amount by which working capital for such period decreased (i.e., the decrease in Consolidated Current Assets (excluding cash, Permitted Investments) of the Parent and its Subsidiaries minus Consolidated Current Liabilities (excluding changes in current liabilities for borrowed money from the beginning to the end of such period) of the Parent and its Subsidiaries), (ii) the net amount, if any, by which the consolidated long-term liability accounts (excluding long-term debt) of the Parent and its consolidated Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated long-term asset accounts (excluding property, plant, and equipment) of the Parent and its consolidated Subsidiaries decreased during such fiscal year; minus

(d) sum of (i) the non-cash gains or income which, pursuant to GAAP, were included in determining such Consolidated Net Income of the Parent and its Subsidiaries, (ii) the amount by which working capital for such period increased (i.e., the increase in Consolidated Current Assets (excluding cash, Permitted Investments) of the Parent and its Subsidiaries minus Consolidated Current Liabilities (excluding changes in current liabilities for borrowed money from the beginning to the end of such period) of the Parent and its Subsidiaries), (iii) the net amount, if any, by which the consolidated long-term liability accounts (excluding long-term debt) of the Parent and its consolidated Subsidiaries decreased during such fiscal year and (iv) the net amount, if any, by which the consolidated long-term asset accounts (excluding property, plant, and equipment) of the Parent and its consolidated Subsidiaries increased during such fiscal year (excluding increases in Net Assets resulting from the issuance of common equity); minus

(e) the amount of Capital Expenditures of the Parent and its Subsidiaries that are paid (other than from the proceeds of borrowings under, or as expressly permitted by, the Facilities in such period, proceeds from Asset Sales or the proceeds or issuance of common equity), minus

(f) amortization payments of principal under the Term Facilities pursuant to the Credit Agreement made during such period.

For purposes of the foregoing and without duplication, (i) Consolidated Net Income will exclude (x) all losses on the sale of capital assets or losses which are out of the ordinary course of business and (y) all write-downs of capital assets and (ii) the calculation of Excess Cash Flow shall exclude (x) changes in balance sheet items set forth in clauses (c), (d) and (e) above due to purchase accounting adjustments reflected on the balance sheet of the Parent and its Subsidiaries for the second fiscal year following the Merger Funding Date and (y) changes in deferred tax accounts due to the Tax Savings up to the amount of the Supplemental Equity.

“Existing Note” means each of the notes issued under and governed by the Existing Indentures.

“Existing Indenture” means each of (a) the Indenture, dated as of December 11, 2003, between the Target and The Bank of New York, as trustee, and (b) the Indenture, dated as of March 1, 1983, between the Target and The Chase Manhattan Bank (National Association), as trustee.

“Federal Funds Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with

C-II-4

members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a business day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding business day as so published on the next succeeding business day, and (b) if such rate is not so published for any day which is a business day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“GAAP” means Generally Accepted Accounting Principles in the United States, as in effect from time to time; provided that for purposes of determining Excess Cash Flow, Consolidated Net Income and compliance with the covenants set forth under “Financial Covenants” in Exhibit C, all accounting terms herein shall be interpreted and all accounting determinations hereunder (in each case, unless otherwise provided for or defined herein) shall be made in accordance with GAAP as in effect on the Merger Funding Date and applied on a basis consistent with the application used in the financial statements required by Paragraph 3 of Exhibit E.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Attributable Debt of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Interest Expense Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA of the Parent and its Subsidiaries to (b) Consolidated Interest Expense of the Parent and its Subsidiaries, in each case for such Test Period.

“Interest Period” means (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or if available to all Lenders, 9 or 12 months) thereafter, as the Borrower may elect; provided that (i) prior to the 30th day after the Merger

C-II-5

Funding Date, the Borrower shall only be permitted to request Interest Periods of one week and (ii) following the 30th day and prior to the 90th day after the Merger Funding Date, the Borrower shall only be permitted to request Interest Periods of one month, or (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Revolving Credit Maturity Date and (iii) the date such Borrowing is prepaid in accordance with the Credit Agreement or converted in accordance with the Credit Agreement; provided, however, that if any Interest Period would end on a day other than a business day, such Interest Period shall be extended to the next succeeding business day unless, in the case of a Eurocurrency Borrowing only, such next succeeding business day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding business day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits of that currency in the London interbank market) at approximately 11:00 a.m., London time, on the day that is two business days prior to the commencement of such Interest Period (the “Quotation Date”), as the rate for dollar deposits of $5,000,000, with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market approximately 11:00 a.m., London time, on the Quotation Date.

“Outstanding Receivables Amount” means, with respect to any receivables financing, the sum of (i) the aggregate uncollected balances of the receivables so transferred (the “Transferred Receivables”) plus (ii) the aggregate amount of all collections on Transferred Receivables theretofore received by the seller but not yet remitted to the purchaser, in each case, at the date of determination.

“Outstanding Specified IRB Obligations” means, as of any date, the aggregate amount of the obligations outstanding under the Specified IRBs, together with any penalties, fees, interest (in excess of the stated interest thereon) and other amounts payable to the noteholders, the IRS or any other Person in the event such bonds are determined (or otherwise treated) to be not tax exempt, as such obligations are determined by the Company from time to time in its reasonable judgment and reflected in its financial statements. In the event that the Company or any Restricted Group Member has entered into a “final determination” with the Internal Revenue Service (as defined in IRC Section 1313(a)) that does not require the repayment of a Specified IRB, then such debt obligation will no longer be included in the definition of the “Specified IRBs”.

“Paid Specified IRB Obligations” means, as of any date on and after the date hereof, the aggregate amount of payments (including any penalties, fees, interest in excess of the stated

C-II-6

interest thereon, and other amounts) made to the noteholders, the Internal Revenue Service or any other Person with respect to the Specified IRBs on or prior to such date, but excluding in any case regularly scheduled payments of principal and interest thereon.

“Permitted Investments” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) (x) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances, in each case, maturing within one year from the date of acquisition thereof or (y) overnight bank deposits, in each case, issued by (i) any bank organized under the laws of the United States of America or any State thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million or (ii) any bank organized under the laws of any member state of the European Union, as of the date hereof, or Switzerland having combined capital and surplus in excess of the applicable foreign currency equivalent of $500.0 million;

(5) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

(7) Investments existing on the Merger Funding Date and set forth on the schedules to the Operative Documents to be provided within a reasonable period of time after the Merger Funding Date, subject to materiality thresholds to be agreed;

(8) Investments in non-speculative Hedging Agreements;

(9) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(10) Investments (A) among the domestic Credit Parties, (B) among the foreign Credit Parties and (C) among the Restricted Non-Credit Parties;

C-II-7

(11) (A) Investments (x) by any domestic Credit Party in any other Restricted Group Member (other than another domestic Credit Party) and (y) by any foreign Credit Party in any Restricted Non-Credit Party; provided that the aggregate amount of all such Investments under clauses (x) and (y), together with all Investments under clause (12) below, shall not exceed 3% of the consolidated total assets of the Restricted Group Members at any time and (B) Investments by any foreign Credit Party in any domestic Credit Party or any Restricted Non-Credit Party in any Credit Party; provided that such Investments under this clause (B) in the form of intercompany Indebtedness shall be contractually subordinated to the Facilities on terms and conditions reasonably satisfactory to the Administrative Agent;

(12) Investments by any Restricted Group Member in any joint ventures; provided that the aggregate amount of all such Investments shall not exceed $300,000,000 at any time;

(13) loans and advances to employees in the ordinary course of business, subject to applicable law; and

(14) Investments not otherwise permitted above in an aggregate amount not to exceed $150,000,000 (plus the percentage of Excess Cash Flow permitted, but not paid, as Restricted Payments) at any time.

“Permitted Receivables Financing” means the Securitization Facility or any other transaction or series of transactions that may be entered into by the Borrower, any Subsidiary or a Securitization Entity pursuant to which the Borrower or such Subsidiary or such Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Borrower or any Subsidiary which subsequently transfers to a Securitization Entity (in the case of a transfer by the Borrower or such Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Borrower or any Subsidiary which arose in the ordinary course of business of the Borrower or such Subsidiary, and any assets related thereto, including books, records, and supporting obligations, contracts and other rights relating thereto, which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that the Outstanding Receivables Amount would not exceed $1,000,000,000.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under the Operative Documents that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) no shorter than that of such Indebtedness, (c) has a maturity date no earlier than six months after the stated maturity of the Second Lien Facility, (d) is not entered into as part of a sale and leaseback transaction, (e) is not secured by any property or any Lien other than those securing such Indebtedness, (f) if such Indebtedness is subordinated to the Facilities, is subordinated to the Facilities on terms no less favorable to the Lenders than those of such Indebtedness and (g) is otherwise on terms, taken as a whole, no less favorable to the Restricted Group Members than those of such Indebtedness, other than market interest rates and fees.

C-II-8

“Permitted Unsecured Debt” means unsecured Indebtedness of the Company which (i) has a maturity date no earlier than six months after the stated maturity of the Second Lien Facility, (ii) has market interest rates and fees, (iii) has no financial covenants, (iv) has no covenants or events of default that are more restrictive than those in the Second Lien Facility and (v) does not require any funds to be set aside for any redemption, retirement, termination, cancellation, purchase or other acquisition of such Indebtedness, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“Replacement IRB Debt” means any Permitted Refinancing, in whole or in part, of the Specified IRBs, whether as an increase of the aggregate commitments under the Facilities or otherwise; provided, however, that such Replacement IRB Debt may have a maturity date earlier than six months after the stated maturity of the Second Lien Facility to the extent the weighted average maturity (measured as of the date of such refinancing) of such Replacement IRB Debt is no shorter than that of the Specified IRBs being refinanced.

“Restructuring Charges” means amounts constituting severance costs and non-recurring restructuring charges or other non-recurring expenses incurred to either restructure or improve productivity or cost effectiveness of existing assets as of the Merger Funding Date, including any additions to such assets.

“Securitization Entity” means any Subsidiary of the Company or any other corporation, trust or entity that is exclusively engaged in Permitted Receivables Financings and activities relating directly thereto.

“Specified IRBs” means revenue bonds that are subject to negotiations with the Internal Revenue Service concerning their tax exempt status.

“Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation and without regard to whether any Lender actually obtains or maintains eurocurrency funding for its Eurocurrency Loans. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. With respect to the Borrower, “Subsidiary” shall include each Restricted Group member and each of its subsidiaries.

C-II-9

“Supplemental Equity” means an aggregate amount of not less than $340,000,000 and not greater than $400,000,000 contributed at the Merger Funding Date based on the estimate of the projected Tax Savings.

“Tax Savings” means the amount equal to (a) the aggregate amount of taxes that would be payable by the Restricted Group Members, on a consolidated basis, without the tax benefits arising from the Transactions related to employee benefit plans and the early retirement of Indebtedness pursuant to the Debt Tender less (b) the aggregate amount of such taxes that would be payable with such benefits.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended (taken as one accounting period).

“Total Debt” shall mean, for any Test Period, consolidated Indebtedness of the Parent and its Subsidiaries pursuant to clauses (a), (b), (e), (f), (g), (h), (i) and (j) (but only if drawn) of the definition thereof; provided that for purposes of the foregoing, the amount of any Indebtedness under any revolving debt facility shall be deemed to be the average outstanding daily amount of such Indebtedness for the period including the 13 days immediately preceding such date of determination and such date of determination.

“Total Leverage Ratio” means, for any Test Period, the ratio of (a) Total Debt, as of the last day of such Test Period, to (b) Consolidated EBITDA for such Test Period.

The parties hereto agree that the two timber securitization financings (the “Timber Financings”) shall not constitute Indebtedness for purposes of the Operative Documents and that appropriate adjustments will be made to certain terms and conditions, to be mutually agreed, including, without limitation, the definitions of “Consolidated EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Excess Cash Flow”, “Indebtedness” and “Total Debt” to (i) exclude from “Consolidated EBITDA”, “Consolidated Interest Expense” and “Consolidated Net Income” the interest expense associated with such Timber Financings, (ii) exclude all accounting treatment associated with the Timber Financings to the extent impacting “Excess Cash Flow” and (iii) exclude from “Total Debt” the principal amount of Timber Financings and exclude all obligations thereunder from the definition of “Indebtedness”.

C-II-10

EXHIBIT D

PROJECT ARGONAUT

$2,500,000,000 SECOND LIEN SENIOR SECURED CREDIT FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the Transaction Description and the other Exhibits to the Commitment Letter).

Borrower:	Georgia-Pacific Corporation, as the surviving entity upon the consummation of the Merger (the “Borrower”).

Administrative Agent:	Citigroup (in such capacity, the “Administrative Agent”).

Collateral Agent:	Citigroup, as collateral agent on behalf of the Lenders under the First Lien Facilities and the Second Lien Facility (in such capacity, the “Collateral Agent”).

Syndication Agent:	JPMorgan (in such capacity, the “Syndication Agent”).

Co-Documentation Agents:	To be determined (together with the Administrative Agent, the Collateral Agent and the Syndication Agent, the “Agents”).

Joint Book-Running Managers and Joint Lead Arrangers:	Citigroup and JPMorgan (collectively, the “Arrangers”).

Lenders:	A syndicate of financial institutions arranged by the Arrangers (the “Lenders”).

Second Lien Facility:	A Senior Secured Term Loan Facility in an aggregate principal amount of $2,500,000,000 (the “Second Lien Facility”).

Purpose and Availability:

The full amount of the Second Lien Facility must be drawn in a single drawing on the Merger Funding Date. Proceeds of the Second Lien Facility will be used solely (a) to repay the loans outstanding under the Tender Facility, if funded, (b) to finance the Merger, (c) to refinance or repurchase other existing debt of Holdco and its subsidiaries, including, without limitation, pursuant to the Debt Tender, and (d) to pay related transaction costs, fees and expenses.

Amounts borrowed under the Second Lien Facility that are repaid or prepaid may not be reborrowed.

Final Maturity:	The Second Lien Facility will not amortize and will mature on the date that is eight (8) years after the Merger Funding Date.

Interest Rates and Fees:	As set forth on Annex I hereto and in the Fee Letter and the Engagement Letter.

Guarantors:	The Parent, Holdco and each of their respective (i) direct and indirect wholly owned domestic subsidiaries, which is either a Regarded Entity (as defined in Exhibit C) or a Disregarded Entity (as defined in Exhibit C) that is owned (directly or indirectly through another Disregarded Entity) by a domestic Regarded Entity for U.S. federal tax purposes, except for any Securitization Entity, and (ii) direct and indirect foreign subsidiaries that are Disregarded Entities owned (directly or indirectly through another Disregarded Entity) by a domestic Regarded Entity, in each case, existing on the Merger Funding Date or thereafter created or acquired shall unconditionally guarantee, on a joint and several basis, all obligations of the Borrower under the Second Lien Facility and under each commodity, currency or interest rate protection agreement entered into with a Lender or an affiliate of a Lender. Notwithstanding anything to the contrary in this Commitment Letter, (i) no assets of any foreign Regarded Entity or a foreign Disregarded Entity that is owned (directly or indirectly through one or more Disregarded Entities) by a foreign Regarded Entity shall serve as security for the US Obligations and (ii) no foreign Regarded Entity or a foreign Disregarded Entity that is owned (directly or indirectly through one or more Disregarded Entities) by a foreign Regarded Entity shall be required to guarantee or pay the US Obligations. Each such guarantor is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Second Lien Guarantee”; the Borrower and the Guarantors are herein referred to as the “Credit Parties.”

Collateral:	The Second Lien Facility and the Second Lien Guarantees (collectively, the “Second Lien Obligations”) will be secured by a second-priority perfected lien all Collateral securing the First Lien Obligations.

None of the foregoing shall be subject to any other liens or security interests other than those securing the First Lien Facilities pursuant to Exhibit C and certain other Permitted Liens. The Administrative Agent (in its reasonable discretion) may exclude a particular item or items of Collateral if it determines that the cost of obtaining any such interest is excessive in relation to the value.

Such liens and security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Administrative Agent shall have been made) and the Administrative Agent shall have received satisfactory evidence as to the enforceability and priority thereof, in each case, on the Merger Funding Date or within 90 days after the Merger Funding Date or such later date as may be agreed by the Administrative Agent. Within 180 days after the Merger Funding Date or such later date as may be agreed by the Administrative Agent, the Borrower shall cause the board of directors of each issuer of the Existing Notes to make a determination as provided in the definition of “Principal Property” in each Existing Indenture as to which owned or leased mill, manufacturing plant, manufacturing facility, timberlands, research facility or warehouse located in the United States included in the Collateral does not constitute “Principal Property” within the meaning of such indenture. The Borrower shall take all such actions as the Administrative Agent shall reasonably require (including amending the applicable Operative Documents) to grant to the Collateral Agent a perfected lien on such owned or leased mill, manufacturing plant, manufacturing facility, timberlands, research facility or warehouse (to the extent not previously provided) without any limitation as to the amount of the Indebtedness secured by such property.

Intercreditor Agreement:	The Collateral Agent, on behalf of the First Lien Facilities and the Second Lien Facility, the Administrative Agent, the Administrative Agent under the Second Lien Facility and the Credit Parties shall enter into the Intercreditor Agreement (as defined in Exhibit C).

Optional Prepayments and Reductions in Commitments:	Subject to the terms of the First Lien Facilities and the Intercreditor Agreement, optional prepayments of borrowings under the Second Lien Facility will be permitted at any time, in minimum principal amounts to be agreed, subject to (a) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period and (b) with respect to prepayments before the first anniversary of the Merger Funding Date, payment of a premium in an amount equal to 1.00% of the principal amount prepaid.

Mandatory Prepayments:	Subject to the terms of the First Lien Facilities and the Intercreditor Agreement, commencing with the fiscal year ending December 31, 2006 and each fiscal year thereafter, Loans under the Second Lien Facility shall be prepaid with an amount equal to (a) 75% of Excess Cash Flow (as defined on Annex II hereto) for the preceding year (or the period from the Merger Funding Date until the end of such year, in the case of fiscal year 2006), such 75% reducing to (x) 50% for each fiscal year for which the Total Leverage Ratio is less than or equal to 3.5x and greater than 2.5x and (y) 25% for any fiscal year for which the Total Leverage Ratio is less than or equal to 2.5x, (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by the Restricted Group Members (including insurance and condemnation proceeds in excess of an agreed amount) other than any Permitted Receivables Financing, subject to the rights to reinvest and subject to limited exceptions to be agreed, and (c) 100% of the net proceeds of issuances of debt obligations of the Restricted Group Members, other than Permitted Unsecured Debt and the other permitted debt listed below; provided that, prepayments under this clause (c) before the first anniversary of the Merger Funding Date shall be accompanied by a payment of a premium in an amount equal to 1.00% of the principal amount prepaid. The required payment from Excess Cash Flow shall be less any optional prepayment of the Second Lien Facility Facilities during the preceding fiscal year, it being understood that payments due to Excess Cash Flow, amortization and asset sales shall not be deemed to be optional prepayments.

If Total Debt of the Restricted Group Members as of the March 31 subsequent to each such fiscal year is less than Total Debt of the Restricted Group Members as of the last day of such fiscal year (as set forth, in each case, in reasonable detail in the compliance certificate delivered for such fiscal year), then, such lesser amount of Total Debt shall be utilized, solely for purposes of determining Total Debt for calculating mandatory prepayments from Excess Cash Flow and the amount of available permitted Restricted Payments.

Any voluntary prepayment of loans under the Second Lien Facility with internally generated cash flow made on or prior to the March 31 subsequent to each such fiscal year shall be deemed to have been made in the immediately preceding fiscal year solely for purposes of calculating mandatory prepayments from Excess Cash Flow and the amount of available permitted Restricted Payments.

Application of Prepayments:

All optional and mandatory prepayments under the Second Lien Facility shall be applied in accordance with the terms of the Intercreditor Agreement.

All prepayments applicable to the Second Lien Facility shall be applied pro rata among the Lenders thereunder and pro rata to the remaining amortization payments under such Facility.

Notwithstanding anything to the contrary contained herein, the proceeds of the Second Lien Notes shall be applied to reduce the commitments or prepay, refinance or replace the loans, as applicable, under the Second Lien Facility.

Restricted Group:	Representations and Warranties, Affirmative Covenants and Negative Covenants, subject to materiality qualifiers, baskets and other customary exceptions to be agreed, and Financial Covenants will be applicable to the Parent and each of its subsidiaries (the “Restricted Group Members”). The Restricted Group Members other than the Borrower and the Guarantors are referred to herein as “Restricted Non-Credit Parties.”

Representations and Warranties:	Consistent with the First Lien Facilities.

Conditions Precedent to Initial Borrowing:	Those specified in the Commitment Letter and in the Summary of Additional Conditions Precedent as described in Exhibit E and those specified in Items 1 and 2 of “Conditions Precedent to Each Subsequent Borrowing.”

Affirmative Covenants:	Consistent with the First Lien Facilities.

Negative Covenants:	Consistent with the First Lien Facilities, but generally with increases in specified amounts of thresholds and “baskets” in amounts to be determined.

Financial Covenants:	1.	A maximum Total Leverage Ratio as follows:

		Fiscal Quarter Ended	Total Leverage Ratio
		March 31, 2006	6.75x
		June 30, 2006	6.75x
		September 30, 2006	6.75x
		December 31, 2006	6.50x
		March 31, 2007	6.50x
		June 30, 2007	6.50x
		September 30, 2007	6.25x
		December 31, 2007	6.25x

		Fiscal Year	Total Leverage Ratio
		2008	6.00x
		2009	5.25x
		2010	5.00x
		2011 and thereafter	4.75x

	2.	A minimum ratio of trailing four quarter Consolidated EBITDA to Consolidated Interest Expense for the same period of:

		Fiscal Year	Interest Coverage Ratio
		2006	1.75x
		2007	2.00x
		2008	2.00x
		2009	2.00x
		2010 and thereafter	2.25x

3. Maximum Capital Expenditures of up to:

Fiscal Year	Capital Expenditures
2006	$1,000,000,000
2007	$1,200,000,000
2008	$1,100,000,000
2009	$1,000,000,000
2010 and thereafter	$ 800,000,000

The lesser of (a) 100% of the unused amounts allocated to any year and (b) 50% of the maximum Capital Expenditures permitted in such year shall be available for Capital Expenditures in the following fiscal year only. In addition, the Capital Expenditure covenant will permit the amount permitted, but not used, for Restricted Payments and investments in joint ventures under clause (12) of the definition of “Permitted Investments” to be used to make additional Capital Expenditures. Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the replacement or restoration of property, to the extent reimbursed or financed from insurance or condemnation proceeds.

Interest Rate Management:	Consistent with the First Lien Facilities.

Events of Default:	Consistent with the First Lien Facilities, but with a grace period of 60 days for cross-defaults to the First Lien Facilities and increased threshold amounts for certain events of default in amounts to be determined.

Voting:	Subject to the Intercreditor Agreement, amendments and waivers of the Operative Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Second Lien Facility, except that the consent of each affected Lender shall be required with respect to, among other things, (a) waiver of any condition precedent to the initial borrowing, (b) increases in commitments or imposition of additional obligations on the Lenders, (c) reductions of principal, interest or fees, (d) extensions of scheduled amortization or final maturity and (e) releases of any Guarantor and releases of all or any substantial part of the collateral (other than, in each case, in connection with any sale or financing of collateral permitted by the Operative Documents).

Assignment and Participation:	Consistent with the First Lien Facilities.

Yield Protection, Taxes and Other Deductions:	Consistent with the First Lien Facilities.

Expenses:	Consistent with the First Lien Facilities.

Governing Law and Forum:	New York.

New York Counsel to the Agents:	Weil, Gotshal & Manges LLP.

Annex I

to EXHIBIT D

PROJECT ARGONAUT

$2,500,000,000 SECOND LIEN SENIOR SECURED CREDIT FACILITY

INTEREST RATES AND FEES

Interest Rates:	The Borrower will be entitled to make borrowings based on ABR plus the Applicable Margin or the Adjusted LIBO Rate plus the Applicable Margin.

“Applicable Margin” means (a) in the case of Eurocurrency Borrowings, 3.50% per annum and (b) in the case of ABR Borrowings, 2.50% per annum.

The Borrower may elect (a) prior to the 30th day following the Merger Funding Date, Interest Periods of one week, (b) following the 30th day and prior to the 90th day following the Merger Funding Date, Interest Periods of one month and (c) thereafter, Interest Periods of 1, 2, 3 or 6 months (or if available to all Lenders, 9 or 12 months) for Eurocurrency Borrowings; provided that there may be no more than three different Interest Periods.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Borrowings, except where ABR is determined pursuant to clause (c) of the definition thereof).

Interest will be payable in arrears (a) for Eurocurrency Borrowings, at the end of each interest period (or every 90 days for interest periods greater than 90 days) and on the applicable maturity date and (b) for ABR Borrowings, quarterly in arrears and on the applicable maturity date.

Default Rate:	Upon and during the continuance of any payment or bankruptcy default or, upon notice from the Administrative Agent, any other event of default, the applicable interest rate plus 2% per annum payable upon demand.

D-I-1

EXHIBIT E

PROJECT ARGONAUT

$6,356,000,000 SENIOR SECURED TENDER FACILITY

$11,000,000,000 SENIOR SECURED CREDIT FACILITIES

SUMMARY OF ADDITIONAL CONDITIONS PRECEDENT

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the Transaction Description and the other Exhibits to the Commitment Letter). As used in this Exhibit E, “Administrative Agent” refers to the Administrative Agent under the Tender Facility, the First Lien Facilities and/or the Second Lien Facility, as applicable; “Agents” refers to the Agents under the Tender Facility, the First Lien Facilities and/or the Second Lien Facility, as applicable; “Lenders” refers to the Lenders under the Tender Facility, the First Lien Facilities and/or the Second Lien Facility, as applicable; and “Borrower” refers to the Borrower under the Tender Facility, the First Lien Facilities and/or the Second Lien Facility, as applicable.

The initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. Consummation of Merger. With respect to each Facility, the Tender Offer and related Transactions (in the case of the Tender Facility) and the Merger and related Transactions (in the case of the Merger Facilities) shall have been consummated or shall be consummated simultaneously with or immediately following the Funding Date for such Facility in accordance with this Commitment Letter; the Operative Documents shall have been entered into in connection with such Facility; and all other applicable Transaction Documents shall have been entered into on or prior to the Funding Date for such Facility, in each case, without any waiver, amendment or modification of any provision of such Transaction Documents (except with the prior written consent, not to be unreasonably withheld, of the Arrangers for such Facility and except for waivers, amendments or modifications that do not materially and adversely affect the interests of the Agents or the Lenders under such Facility), and (a) subject to Paragraph 1(d) of the Commitment Letter, the Lenders for such Facility shall be reasonably satisfied with the Transaction Documents, the schedules thereto and all such related documentation, (b) the capital structure of the Parent and its subsidiaries before and after giving effect to the Transactions shall be consistent with the provisions of this Commitment Letter or otherwise reasonably satisfactory to the Arrangers for such Facility and (c) in the case of the Merger Funding Date, the Borrower shall have received from any of (i) the sale of receivables pursuant to the Securitization Facility, (ii) to the extent not otherwise used to consummate the Transactions, loans advanced under the Revolving Facility in an aggregate principal amount not to exceed $290,000,000 on the Merger Funding Date; provided that, after giving effect to all such advances, the aggregate amount of commitments under the Revolving Facility minus any loans and letters of credit outstanding thereunder is not less than $550,000,000 as of such date and/or (iii) additional equity contributions (the “Securitization Equity”), an amount not less than (A) $750,000,000 minus (B) the aggregate principal amount outstanding under such Securitization Facility as of the Merger Funding Date.

2. Indebtedness and Liabilities. With respect to each Facility, after giving effect to the applicable Transactions, none of the Parent or any of its subsidiaries shall have outstanding any indebtedness or long-term liabilities (including contingent obligations) other than (a) the loans and other extensions of credit under the Facilities, (b) the Existing Notes, (c) the Securitization Facility, (d) industrial revenue bonds and capital leases existing on the date hereof and (e) other limited indebtedness and liabilities to be agreed.

3. Financial Statements; Projections. With respect to each Facility, the Lenders shall have received a pro forma consolidated balance sheet as of the end of the most recently ended fiscal quarter (for which quarter the Target has publicly filed financial information with the Securities and Exchange Commission) and related statements of income and cash flows of the Parent and its subsidiaries for the most recently ended fiscal year and the interim period thereafter (for which year and interim period for which the Target has publicly filed financial information with the Securities and Exchange Commission) and the trailing four quarters ended on the last day of such interim period, together with a certificate of the chief financial officer of the Parent to the effect that such statements accurately present the pro forma financial position of the Parent and its subsidiaries in accordance with GAAP and Regulation S-X (and in any event after giving effect to each of the Transactions). With respect to each Facility, the Lenders shall have received historical stand-alone consolidated balance sheet of KoCell and its subsidiaries as of the end of the most recently ended fiscal quarter and related statements of income and cash flows of KoCell for the most recently ended fiscal year and the interim period thereafter (in each case, commencing with May 7, 2004 and through the period for which the Target has publicly filed financial information with the Securities Exchange Commission) and the trailing four quarters ended on the last day of such interim period, together with a certificate of the chief financial officer of the Parent to the effect that such statements accurately present the historical financial position of KoCell and its subsidiaries in accordance with GAAP. With respect to each Facility, the Borrower shall have delivered to the Lenders the then most recent projections of the Parent and its subsidiaries through the 2014 fiscal year, prepared on a quarterly basis through the end of 2006 (and annually thereafter).

4. Consents. With respect to each Facility, all requisite material governmental authorities and third parties shall have approved or consented to such Facility to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on such Facility.

5. Other Closing Conditions. With respect to each Facility, delivery of reasonably satisfactory legal opinions from Latham & Watkins LLP and/or other law firms reasonably acceptable to the Arrangers addressed to the Administrative Agent and each of the Lenders (as to incorporation; due authorization, execution, delivery and enforceability of Operative Documents on the Funding Date of such Facility; collateral matters; no conflicts (i.e., the consummation of the Transactions will not (a) violate any applicable law, statute, rule or regulation (including but not limited to margin regulations), other than as to compliance with antitrust and competition laws to the extent such compliance is not a condition of the Tender Offer as set forth in Annex I to the Merger Agreement, or (b) conflict with, or result in a default or event of default under any material debt instrument, which in any event shall include the Existing Notes and any outstanding Tendered Notes, or any other agreement material to the Parent and its subsidiaries, taken as a whole, to be agreed); compliance with laws and inapplicability of PUHCA and Investment Company Act); delivery of legal opinions of local counsel and any legal opinions delivered by counsel to Holdco or the Acquisition Subsidiary under the Transaction Documents, together with appropriate reliance letters; perfection of liens, payoff letters and lien terminations; accuracy of representations and warranties in all material respects; evidence of authority; absence of defaults, prepayment events, acceleration of any rights or benefits or creation of liens under debt instruments or other agreements.